Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

OlD Second Bancorp, INc.

and

BANCORP FINANCIAL, INC.

Dated as of February 24, 2025

Page

Article 1 THE MERGER2

1.1 Merger.2

1.2 Time and Place of Closing.2

1.3 Effective Time.2

1.4 Charter of Surviving Entity.2

1.5 Bylaws of Surviving Entity.2

1.6 Directors and Officers.2

1.7 Bank Merger.3

1.8 Tax Treatment of the Merger.3

Article 2 MANNER OF CONVERTING SHARES3

2.1 Conversion of Company Common Stock.3

2.2 Buyer Common Stock.4

2.3 Treatment of Company Equity Awards4

2.4 Fractional Shares.5

Article 3 EXCHANGE OF SHARES6

3.1 Exchange Procedures.6

Article 4 REPRESENTATIONS AND WARRANTIES OF COMPANY8

4.1 Organization, Standing, and Power.8

4.2 Capital Stock.10

4.3 Authority; No Violation.11

4.4 Consents and Approvals.12

4.5 Reports.12

4.6 Books and Records.13

4.7 Securities Offerings; Financial Matters.13

4.8 Absence of Undisclosed Liabilities.16

4.9 Brokers and Finders; Opinion of Financial Advisor.16

4.10 Absence of Certain Changes or Events.16

4.11 Legal and Regulatory Proceedings.17

4.12 Tax Matters.17

4.13 Employee Benefits.20

4.14 Labor Relations.23

4.15 Compliance with Laws.24

4.16 Certain Contracts.26

4.17 Agreements with Regulatory Agencies.28

4.18 Environmental Matters.29

4.19 Investment Portfolio; Interest Rate Risk Management Instruments.29

4.20 Assets.30

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(continued)

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4.21 Intellectual Property.31

4.22 Related Party Transactions.32

4.23 State Takeover Laws.33

4.24 Reorganization.33

4.25 Company Information33

4.26 Loan Portfolio33

4.27 Deposits.36

4.28 Allowance for Credit Losses.36

4.29 Insurance.36

4.30 Mortgage Banking Business.36

4.31 Investment Advisory, Insurance and Broker-Dealer Matters.37

4.32 Indemnification.38

4.33 No Other Representations and Warranties.38

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER38

5.1 Organization, Standing, and Power.39

5.2 Capital Stock.39

5.3 Authority; No Violation.40

5.4 Consents and Approvals.41

5.5 Reports.42

5.6 Books and Records.42

5.7 Financial Matters.42

5.8 Brokers and Finders; Opinion of Financial Advisor.43

5.9 Absence of Certain Changes or Events.43

5.10 Legal and Regulatory Proceedings.43

5.11 SEC Reports.44

5.12 Compliance with Laws.44

5.13 Agreements with Regulatory Agencies.46

5.14 Allowance for Credit Losses.47

5.15 Environmental.47

5.16 Reorganization.47

5.17 Buyer Information47

5.18 No Other Representations and Warranties.48

Article 6 COVENANTS RELATING TO CONDuCT OF BUSINESS48

6.1 Conduct of Business Prior to the Effective Time48

6.2 Negative Covenants of Company.49

6.3 Negative Covenants of Buyer.53

Article 7 ADDITIONAL AGREEMENTS54

7.1 Regulatory Matters.54

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(continued)

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7.2 Access to Information; Confidentiality.55

7.3 Non-Control.56

7.4 Company Stockholder Approval56

7.5 Legal Conditions to the Merger.57

7.6 Stock Exchange Listing.57

7.7 Employee Matters.57

7.8 Indemnification; Directors’ and Officers’ Insurance.60

7.9 Additional Agreements.62

7.10 Advice of Changes.62

7.11 Litigation and Claims.63

7.12 Corporate Governance.63

7.13 No Solicitation; Acquisition Proposals.64

7.14 Public Announcements.66

7.15 Change of Method.66

7.16 Takeover Restrictions.67

7.17 Termination of Certain Agreements.67

7.18 Certain Tax Matters.67

7.19 Dividends.67

7.20 Reports.68

Article 8 CONDITIONS PRECEDENT68

8.1 Conditions to Obligations of Each Party.68

8.2 Conditions to Obligations of Buyer.68

8.3 Conditions to Obligations of Company.70

Article 9 TERMINATION71

9.1 Termination.71

9.2 Effect of Termination.73

Article 10 MISCELLANEOUS74

10.1 Definitions.74

10.2 Amendment.83

10.3 Extension; Wavier.83

10.4 Nonsurvival of Representations, Warranties and Agreements.83

10.5 Expenses.83

10.6 Notices.84

10.7 Interpretation.85

10.8 Counterparts.85

10.9 Entire Agreement.85

10.10 Governing Law; Jurisdiction.86

10.11 Waiver of Jury Trial.86

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(continued)

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10.12 Assignment; Third-Party Beneficiaries.86

10.13 Specific Performance.87

10.14 Severability.87

10.15 Confidential Supervisory Information.87

10.16 Delivery by Facsimile or Electronic Transmission.87

LIST OF EXHIBITS

Exhibit	Description
A	Form of Company Voting Agreement
B	Form of Bank Merger Agreement
C	Form of Employment Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 24, 2025, is by and between Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and Bancorp Financial, Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, the Boards of Directors of Buyer and Company have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger;

WHEREAS, in furtherance thereof, the Board of Directors of Company has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) recommended the adoption of this Agreement to the stockholders of the Company (the “Company Stockholders”), upon the terms and subject to the conditions set forth in this Agreement, and (e) directed that this Agreement be submitted to the Company Stockholders for approval;

WHEREAS, immediately following the Merger, and subject to it occurring, Company Bank will merge with and into Buyer Bank so that Buyer Bank is the surviving entity in the Bank Merger;

WHEREAS, as a condition and material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors of Company, and certain other officers and stockholders of Company, have entered into a voting agreement with Buyer as of the date hereof (the “Company Voting Agreements”), in the form attached hereto as Exhibit A;

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code, and (iii) Buyer and Company will each be a “party to the reorganization” within the meaning of the Code;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe certain conditions to the Mergers; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1(a) of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
THE MERGER
1.1Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) at the Effective Time, Company shall merge with and into Buyer pursuant to this Agreement.  Buyer shall be the Surviving Entity in the Merger and shall continue its corporate existence under the Laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of Buyer, the Parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Company.  The date on which the Closing occurs is referred to as the “Closing Date.”
1.3Effective Time. On or (if agreed by Buyer and Company) prior to the Closing Date, Buyer and Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL (the “Certificate of Merger”).  The Merger shall become effective at such time as the Certificate of Merger is accepted by the Delaware Secretary or at such other time as shall be agreed to by the Company and Buyer and specified in the Certificate of Merger.  The “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Certificate of Merger.
1.4Charter of Surviving Entity. At the Effective Time, the Buyer Certificate of Incorporation, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.
1.5Bylaws of Surviving Entity. At the Effective Time, the Buyer Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.
1.6Directors and Officers. Subject to Section 7.12, the directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity.  The officers of Buyer in office immediately prior to the Effective Time shall
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serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

1.7Bank Merger. Immediately following the Merger, Evergreen Bank Group, an Illinois state-chartered bank and a wholly-owned Subsidiary of Company (“Company Bank”), will merge (the “Bank Merger”) with and into Old Second National Bank, a national banking association and a wholly-owned Subsidiary of Buyer (“Buyer Bank”).  Buyer Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease.  The Parties agree that the Bank Merger shall become effective immediately following the Effective Time.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”).  (a) Company shall cause the Board of Directors of Company Bank to approve the Bank Merger Agreement, Company, as the sole shareholder of Company Bank, shall approve the Bank Merger Agreement and Company shall cause the Bank Merger Agreement to be duly executed by Company Bank and delivered to Buyer, and (b) Buyer shall cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement, Buyer, as the sole shareholder of Buyer Bank, shall approve the Bank Merger Agreement and Buyer shall cause the Bank Merger Agreement to be duly executed by Buyer Bank and delivered to Company.  Prior to the Effective Time, Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute such articles of merger or statements of merger and such other documents and certificates (the “Bank Merger Certificates”) as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.  The Merger and the Bank Merger are collectively referred to herein as the “Mergers”.
1.8Tax Treatment of the Merger. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code.
Article 2
MANNER OF CONVERTING SHARES
2.1Conversion of Company Common Stock. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Company or the stockholders of either of the foregoing:
(a)All shares of capital stock of Company issued and outstanding immediately prior to the Effective Time that are owned by Company as treasury stock or held by Company, any Company Subsidiary, Buyer or any Buyer Subsidiary (in each case other than held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(b)Subject to Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares) shall be converted into the right to receive: (i) cash in the amount of $15.93, without interest (the “Cash Consideration”) and (ii) 2.5814 shares (the “Exchange Ratio”) of
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Buyer Common Stock (the “Stock Consideration”, and collectively with the Cash Consideration, the “Merger Consideration”).
(c)Each share of Company Common Stock, when so converted pursuant to Section 2.1(b), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Company that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment payable with respect to such Company Common Stock or any dividends or distributions pursuant to Section 3.1(d).
(d)Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand appraisal rights and who has properly exercised appraisal rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) in accordance with Section 262 of the DGCL (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder or “beneficial owner” fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such person  is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b) above, without interest thereon. Company shall give prompt notice to Buyer of any demands received by Company from a record holder or “beneficial owner” of Company Common Stock for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by Company related to the foregoing, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
2.2Buyer Common Stock. Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer from and after the Effective Time and shall not be affected by the Merger.
2.3Treatment of Company Equity Awards.
(a)At the Effective Time, each restricted stock unit award granted under the Company Equity Plan with respect to shares of Company Common Stock outstanding as of the Effective Time (each, a “Company RSU Award”) shall be treated as set forth in this Section 2.3. At the Effective Time, each Company RSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, become fully vested and terminated and converted
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into the right to receive from Buyer, within ten (10) business days following the Effective Time, in full settlement of such Company RSU Award (i) cash equal to the Cash Consideration and (ii) a number of shares of Buyer Common Stock equal to the Stock Consideration (rounded down to the closest whole share with the value of any partial share added to the Cash Consideration as set forth in Section 2.4), with respect to each share of Company Common Stock subject to such Company RSU Award (or portion thereof) immediately prior to the Effective Time. In settling each outstanding Company Equity Award, Buyer shall deduct or withhold, or require the holder of the Company Equity Award to remit to Company or the Company Bank, an amount sufficient to satisfy all amounts required to be withheld under applicable Tax Laws after first applying the amount equal to the Cash Consideration in satisfaction of such withholding requirement and offering each such holder of a Company RSU Award the opportunity to elect to satisfy any remaining  withholding requirement (in whole or in part), by having Buyer withhold from the Stock Consideration the number of shares of Buyer Common Stock with a value equal to such withholding requirement value (based on officially-quoted closing selling price of Buyer Common Stock on the NASDAQ on the date the amount of tax to be withheld is determined).  Buyer or Buyer Bank shall timely pay to the appropriate Governmental Entity, in cash, all amounts necessary to satisfy such withholding requirements.

(b)Prior to the Effective Time, the Board of Directors of Company shall take all necessary action to give effect to the vesting, termination and conversion of and withholding methods applicable to, the Company RSU Awards as contemplated by this Section 2.3.  To the extent that payroll taxes with respect to any RSU Award have not yet been paid to the applicable Governmental Entity, the employer portion of such taxes will be accrued prior to the Effective Time as a Liability on the Books and Records of Company or Company Subsidiaries.
2.4Fractional Shares. No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Buyer shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock that such holder of shares of Company Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(b) by (b) the average of the closing-sale prices of Buyer Common Stock on the Nasdaq Stock Exchange (“NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date (the “Fractional Share Payment”).  Buyer and its affiliates shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.4 all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable Tax Law.
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Article 3
EXCHANGE OF SHARES
3.1Exchange Procedures.
(a)Deposit of Merger Consideration.  At or promptly following the Effective Time, Buyer shall deposit with an exchange agent selected by Buyer (the “Exchange Agent”), for the benefit of the holders of record of shares of Company Common Stock (excluding the Canceled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this Article 3, (i) evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(b) for shares of Buyer Common Stock equal to the Stock Consideration and (ii) immediately available funds, to the extent determinable, for (A) the Cash Consideration (B) any Fractional Share Payments and (C) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders.  Any interest and other income resulting from such investments shall be paid to Buyer.  Buyer shall instruct the Exchange Agent to timely issue the Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.
(b)Delivery of Merger Consideration.  As soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Buyer) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent.  Upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) the Cash Consideration, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.1(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.
(c)Share Transfer Books.  At the Effective Time, the share transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock.  From and after the Effective Time, Holders who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share
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theretofore representing shares of Company Common Stock (other than the Canceled Shares and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor.  On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Company Common Stock formerly represented thereby.

(d)Dividends with Respect to Buyer Common Stock.  No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  After the surrender of Certificate or Book-Entry Shares in accordance with this Article 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares had been converted into the right to receive.
(e)Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Entity, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which they are entitled under this Agreement shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).
(f)No Liability.  None of Buyer, Company, the Surviving Entity, the Exchange Agent or any of their respective affiliates, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)Withholding Rights.  Each and any of Buyer, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Cash Consideration, Fractional Share Payments, dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any person such amounts or property (or portions thereof) as Buyer, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by Buyer, the Surviving Entity, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as
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having been paid to the person in respect of which such deduction and withholding was made by Buyer, the Surviving Entity, or the Exchange Agent, as applicable.

(h)Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Entity, the posting by such person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which the Holder thereof is entitled pursuant to this Agreement.
(i)Transferred Ownership.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred to the satisfaction of Buyer and Exchange Agent and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Buyer and Exchange Agent that such Tax has been paid or is not applicable.
(j)If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Article 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Memorandum (it being understood that each exception set forth in the Company Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Memorandum and (b) any other representation and warranty in this Article 4 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Company hereby represents and warrants to Buyer as follows:

4.1Organization, Standing, and Power.
(a)Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of
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Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted

.  Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  Company is a bank holding company duly registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  True, complete and correct copies of the certificate of incorporation of Company, as amended (the “Company Certificate of Incorporation”) and the bylaws of Company, as amended (the “Company Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.  The Company Certificate of Incorporation and Company Bylaws comply with applicable Law.

(b)Company Bank is a direct, wholly-owned Subsidiary of Company, is duly organized, validly existing and in good standing under the Laws of the State of Illinois, is authorized under the Laws of the State of Illinois to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Company Bank is authorized by the Illinois Department of Financial and Professional Regulation, Division of Banking (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as an Illinois state-chartered bank.  Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  True, complete and correct copies of the charter and bylaws of Company Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.  Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Company Bank are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)Section 4.1(c) of the Company Disclosure Memorandum contains a complete and accurate listing of each Subsidiary of Company (a “Company Subsidiary”), indicating for each such Company Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof.  Except with regard to Company Bank (for which the representations and warranties in Section 4.1(b) shall control), and except as would not reasonably be expected to have a Material Adverse Effect on Company, each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of its properties or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and
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Assets and to carry on its business as now conducted.  There are no restrictions on the ability of Company or any Company Subsidiary to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.

4.2Capital Stock.
(a)The authorized capital stock of Company consists of 5,500,000 shares of Company Common Stock, par value $1.00 per share (“Company Common Stock”), and 100,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of the date of this Agreement, there were (i) 2,813,992 shares of Company Common Stock issued and outstanding; (ii) 325,066 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSU Awards (collectively, “Company Equity Awards”); (iii) no shares of Company Common Stock held in treasury; and (iv) no shares of Company Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding two sentences, and except for 13,622 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Equity Plan, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding.  As of the Effective Time no shares of Company Preferred Stock will be issued and outstanding or held by its treasury.  All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which Company Stockholders may vote.  Other than Company Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Company or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or Contracts by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company, or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”, and any of the foregoing in respect of Subsidiaries of Company, collectively, “Company Subsidiary Securities”).  Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  Except as set forth on Section 4.2(a) of the Company Disclosure Memorandum, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any shareholder or other person any registration rights.
(b)Except as set forth on Section 4.2(b) of the Company Disclosure Memorandum, Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and
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clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C

. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth on Section 4.2(b) of the Company Disclosure Memorandum, and except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.  No Subsidiary of Company owns any shares of Company Common Stock or other equity interests of Company.  No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3Authority; No Violation.
(a)Authority.  Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and regulatory approvals and other actions described herein, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Company Stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption and approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)No Conflicts.  Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company’s Charter Documents or (ii) assuming that the consents and approvals referred to in Section 4.4 and Section 5.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment,
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Order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or Assets or (y) except as provided in Section 4.3(b) of the Company Disclosure Memorandum, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any notice or consent pursuant to, or result in the creation of any Lien upon any of the respective properties or Assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound.

4.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve and the Office of the Comptroller of the Currency (“OCC”) under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the IDFPR, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 4.4 of the Company Disclosure Memorandum or Section 5.4 of the Buyer Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Company Meeting held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and the declaration by the SEC of the effectiveness of the Registration Statement, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement, or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Company has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Company or any of its Subsidiaries, as applicable, to permit consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) on a timely basis.
4.5Reports. Since January 1, 2023, each of Company and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and
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would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Company.  All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency.  Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries.  Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries, in each case, which would reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Company.

4.6Books and Records. The Books and Records of Company and the Company Subsidiaries have been and are being maintained in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Company and the Company Subsidiaries.
4.7Securities Offerings; Financial Matters.
(a)Securities Offerings.  Each offering or sale of securities by Company (i) was made pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, if applicable, which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading.  Neither Company nor any Company Subsidiary is required to file any Exchange Act Documents.
(b)Financial Statements.  The Company Financial Statements (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of Company and the Company Subsidiaries, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of Company and the Company Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Company and the Company Subsidiaries for the respective periods set forth therein, subject in the case of the unaudited financial statements to normal year-end adjustments.  The Company
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Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of Company and the Company Subsidiaries, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to interim financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Company and the Company Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Company and the Company Subsidiaries for the respective periods set forth therein, subject in the case of unaudited financial statements to normal year-end adjustments.  Company has made available to Buyer copies of the Company Financial Statements (including the notes and schedules thereto).  There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the Company Financial Statements or are required by GAAP to be included in the consolidated financial statements of Company other than the Company Subsidiaries.

(c)Independent Accountant.  Company’s independent registered public accountants, which have expressed their opinion with respect to the Company Financial Statements (including the related notes), have audited Company’s year-end financial statements (which have been conducted in accordance with GAAP) that are included in the Company Financial Statements.  Section 4.7(c) of the Company Disclosure Memorandum lists all non-audit services performed by Company’s independent registered public accountants for fiscal years ending December 31, 2023 and December 31, 2024, as applicable, for Company or Company Bank.  Since January 1, 2023, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of, or in connection with, any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(d)Call Reports.  The financial statements contained in the Call Reports of Company Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Company Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of Company Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Company Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of Company Bank for the respective periods set forth therein, subject to year-end adjustments.
(e)Company Debt.  Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, Company and its Subsidiaries do not have any outstanding indebtedness
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for borrowed money.  Except as set forth in the Company Financial Statements or on any schedules thereto, neither Company nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person (other than debts or obligations of Company or its Subsidiaries).  Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, neither Company nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a person.  Except as set forth on Section 4.7(e) of the Company Disclosure Memorandum, Company has no debt that is secured by Company Bank capital stock or that has a right to vote on any matters on which stockholders may vote.

(f)Systems and Processes.  Company and each Company Subsidiary have in place sufficient systems and processes that are customary for a financial institution the size of Company and such Company Subsidiary and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company Financial Statements and such Company Subsidiary’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Company and such Company Subsidiary’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements and such Company Subsidiary’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Entity, (iii) ensure access to Company and such Company Subsidiary’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals.
(g)Internal Controls.  Company’s internal control over financial reporting is effective in all material respects to provide reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP.  Company’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Company’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of the Company’s Financial Statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Company’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s consolidated Assets that could have a material impact on the Company Financial Statements.  Company has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of the Company (i) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (ii) any known fraud, whether or not material, that involves management or other employees who have a role in Company’s internal control over financial reporting.  Neither Company nor any of its Subsidiaries nor, to Company’s knowledge, any director, senior executive officer, auditor or independent accountant of Company or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of Company or any Subsidiary of Company or their respective internal accounting controls.  Since December 31,
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2023, neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.8Absence of Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material Liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those Liabilities that are reflected or reserved against on the Company Financial Statements (including any notes thereto), (b) those Liabilities incurred in the ordinary course of business consistent with past practice from December 31, 2023 through the date of this Agreement, (c) those Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those Liabilities and obligations, if any, set forth in Section 4.8 of the Company Disclosure Memorandum.  Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.
4.9Brokers and Finders; Opinion of Financial Advisor. With the exception of the engagement of Keefe, Bruyette & Woods, a Stifel Company (the “Company Financial Advisor”), no broker, finder or investment banker has been engaged by Company or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries.  Section 4.9 of the Company Disclosure Memorandum lists all of the fees and expenses that that are currently owed to the Company Financial Advisor and that will be owed to the Company Financial Advisor as a result of transactions contemplated by this Agreement.  Prior to the execution of this Agreement, the Board of Directors of Company has received the opinion of the Company Financial Advisor (which, if initially rendered verbally, will be confirmed in a written opinion, dated the same date on which the opinion was rendered verbally) to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders.  A signed copy of such opinion has been or will be furnished to Buyer solely for informational purposes.
4.10Absence of Certain Changes or Events.
(a)Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
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(b) Since December 31, 2023, (i) Company and its Subsidiaries have carried on their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Company or any of its Subsidiaries whether or not covered by insurance.
4.11Legal and Regulatory Proceedings.
(a)Except as set forth on Section 4.11(a) of the Company Disclosure Memorandum, there is no Litigation or other proceedings of any nature pending or, to Company’s knowledge, threatened, either (i) against Company or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)Except as set forth on Section 4.11(b) of the Company Disclosure Memorandum, there is no Order or regulatory restriction either (i) outstanding against Company or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or affiliates), or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)To Company’s knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Litigation against Company or any of its Subsidiaries.
4.12Tax Matters. Except as set forth in Section 4.12 of the Company Disclosure Memorandum:
(a)Company and each of its Subsidiaries have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes of Company and each of its Subsidiaries to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of Company or any of its Subsidiaries.  No written claim has ever been made by any Taxing Authority in a jurisdiction where Company or any of its Subsidiaries does not file a Tax Return that Company or such Subsidiary may be subject to Taxes by that jurisdiction.
(b)None of Company nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Taxes.  There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of Company or any of its Subsidiaries, any Tax Returns of Company or any of its Subsidiaries, or the Assets of Company or any of its Subsidiaries.  No officer or employee responsible for Tax matters of Company or any of its Subsidiaries expects any Taxing Authority to assess any additional material
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Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in writing in any prior examination of Company or its Subsidiaries, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)Each of Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)Any material unpaid Taxes of each of Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Company or such Company Subsidiary and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company and its Subsidiaries in filing their Tax Returns.
(e)Except as described in Section 4.12(e) of the Company Disclosure Memorandum, none of Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and none of Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or has any Tax Liability of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
(f)During the five (5)-year period ending on the date hereof, none of Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)Neither Company nor Company Bank has taken any action, failed to take any action, or has knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)Except as disclosed in Section 4.12(h) of the Company Disclosure Memorandum, none of Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract or otherwise, that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404 or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code.  None of Company nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no material
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taxable income of Company that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of Company and its Subsidiaries disclosed in Section 4.12(h) of the Company Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(i)Each of Company and its Subsidiaries is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(j)Neither Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(k)No property owned by Company or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(l)Neither Company nor any of its Subsidiaries has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(m)Company has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(n)Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(o)Company has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of Company and each of its Subsidiaries relating to the taxable periods since January 1, 2022, and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to Company and each of its Subsidiaries.
(p)Neither Company, any of its Subsidiaries, nor any other person on its or their behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have
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Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Company or any of its Subsidiaries, or (iii) granted to any person any power of attorney that is currently in force with respect to any Tax matter.
(q)Neither Company nor any of its Subsidiaries has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(r)Neither Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s)Neither Company nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the CARES Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.

For purposes of this Section 4.12, any reference to Company or any of its Subsidiaries shall be deemed to include any person that merged with or was liquidated into or otherwise combined with Company or any Company Subsidiary prior to the Effective Time.

4.13Employee Benefits.
(a)Section 4.13(a) of the Company Disclosure Memorandum contains an accurate and complete list of all material Company Benefit Plans.  Each Company Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws in all material respects, including ERISA and the Code.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or termination pay, change in control, retention, employment, group health, life or other insurance, and fringe or other benefit plans, programs, agreements, Contracts, policies, arrangements or remuneration of any kind with respect to which Company or any Subsidiary, or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or with respect to which Company or any of its Subsidiaries could reasonably be expected to have any material
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Liability.  Company and its Subsidiaries have no Liability or potential Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Benefit Plans.

(b)Company has made available to Buyer true, correct and complete copies of each material Company Benefit Plan (and, where there is no written document evidencing such plan, an accurate written description of the material terms of such plan) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) any pending applications, filings, notices with or from the Internal Revenue Service, Pension Benefit Guaranty Corporation (“PBGC”) or Department of Labor.
(c)Except as disclosed in Section 4.13(c) of the Company Disclosure Memorandum, Company has not entered into any employment, severance, termination, change in control or retention agreement, arrangement or similar Contract with any person since January 1, 2024.
(d)The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust or to result in material costs to the Company under the IRS or DOL self-correction programs.
(e)None of Company and its Subsidiaries, nor any Company ERISA Affiliate, has within the past seven (7) years contributed to or been obligated to contribute to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (within the meaning of 210 of ERISA or Section 413(c) of the Code).  No Company Benefit Plan holds any employer security (within the meaning of Section 407(d)(1) of ERISA) or employer real property (within the meaning of Section 407(d)(2) of ERISA).
(f)Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, none of Company, its Subsidiaries, Company ERISA Affiliates, or Company Benefit Plans provides for, has promised, or could reasonably be expected to be liable to provide or contribute toward any post-employment or post-retirement health, medical, disability, death or life insurance benefits for retired, former or current employees, officers, directors or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g)Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan
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by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Company.
(h)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Company’s knowledge no set of circumstances exists which could reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the Assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material Liability to Company and its Subsidiaries, taken as a whole.
(i)Except as would not result in any material Liability to Company and its Subsidiaries, taken as a whole, none of Company and its Subsidiaries nor any Company ERISA Affiliate has engaged in any transaction or has taken or failed to take action which would reasonably be expected to subject any Company Benefit Plan or related trust, Company or any Subsidiary, Company ERISA Affiliate, or any Person dealing with the Company Benefit Plans or any such related trust to any Tax or penalty imposed under Section 4975, 4976, 4980B, or 4980H of the Code or Section 409 or 502 of ERISA.
(j)Except as set forth in Section 4.13(j) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due or the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit, to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or (ii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of Assets from any Company Benefit Plan or related trust on or after the Effective Time.  No amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(k)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
(l)Except as disclosed in Section 4.13(l) of the Company Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Entity shall, upon and after the Effective Time, succeed to and have
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all the rights in, to and under such life insurance contracts as Company presently holds

.  Each of Company or any Company Subsidiary will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

4.14Labor Relations.
(a)Except as disclosed in Section 4.14(a) of the Company Disclosure Memorandum, (i) employment of each employee and the engagement of each independent contractor of each of Company and its Subsidiaries is terminable at will by Company or the relevant Company Subsidiary without any penalty, Liability, or severance obligation incurred by Company or the relevant Company Subsidiary, and in all cases without prior consent by any Governmental Entity, and (ii) neither Company nor any Company Subsidiary will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in Company’s Books and Records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement.
(b)All of the employees employed by Company and each of its Subsidiaries in the United States are either United States citizens or are, to the knowledge of Company, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.  Each of Company and its Subsidiaries has complied with E-Verify and any comparable Law.
(c)Section 4.14(c) of the Company Disclosure Memorandum contains a current list of all independent contractors of Company and each of its Subsidiaries (separately listed by Company and each of its Subsidiaries), and each such person meets the standard for an independent contractor under all federal and state Laws and is not an employee of Company or any of its Subsidiaries under any applicable Law.
(d)Each of Company and its Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Company and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the knowledge of Company, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.
(e)There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries.  Neither Company
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nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and there are no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

4.15Compliance with Laws.
(a)(i) Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all registrations, Permits and charters necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such registration, Permit or charter would not be material to Company and its Subsidiaries, and, (ii) to the knowledge of Company, no suspension or cancellation of any such necessary registration, Permit or charter is threatened.
(b)Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws, statutes, Orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Company or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable Law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy or guideline relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(c)Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley
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Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company or Company Bank pursuant to 12 C.F.R

. Part 364.  Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Board of Directors of Company (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(d)Neither Company nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “Charter Documents”), or (ii) any material Permit which it holds.
(e)Company has implemented one or more policies addressing each of ethics, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Buyer.  Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)Company Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act  examination, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Company Bank having its current rating lowered such that it is no longer “satisfactory” or better.  Company Bank has operated, or will operate, its Community Reinvestment Act activities in compliance with its current or future FDIC approved Community Reinvestment Act Strategic Plan in all material respects.
(g)Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”).  To the knowledge of Company, Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.
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(h)Without limitation, none of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(i)As of the date hereof, each of Company and Company Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(j)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the Assets and results of such fiduciary account.
4.16Certain Contracts.
(a)Section 4.16 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of Company or a Company Subsidiary:
(i)any lease of real property;
(ii)which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)which is a collective bargaining agreement or similar agreement with any labor organization;
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(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(v)(A) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person;
(vi)any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on Company or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of Company or its Subsidiaries to compete in any line of business or with any person or in any area, or to solicit the business of any person or category of persons;
(vii)any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any Assets, rights or property of Company or its Subsidiaries, or that provides for Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations;
(viii)any program agreement, incentive program agreement, financing services agreement, preferred lending agreement, original equipment manufacturer agreement or similar Contract with a third party equipment or automobile manufacturer which provides Company or its Subsidiaries with a preferred lender status or the right to offer loans to the customers of such third party equipment or automobile manufacturer (each, a “Program Agreement”);
(ix)any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director, officer or employee of Company or its Subsidiaries;
(x)any partnership, joint venture or other similar Contract;
(xi)any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
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(xii)any Contract that creates future annual payments or obligations in excess of $150,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(xiii)any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to Company or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;
(xiv)that is a settlement, consent or similar Contract (including with a Governmental Entity) and contains any material continuing obligations of Company or any of its Subsidiaries;
(xv)that is a Company Related Party Transaction; and
(xvi)that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or Liability.

Each Contract, arrangement, commitment or understanding of the type set forth in this Section 4.16(a) is referred to herein as a “Company Contract.” Company has made available to Buyer true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b)(i) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, (iii) to the knowledge of Company, each third-party counterparty to each Company Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, (iv) neither Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Company Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Company or any of its Subsidiaries, or to the knowledge of Company, any other party thereto, of or under any such Company Contract and (vi) no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract.  All of the indebtedness of any Company or any of its Subsidiaries for money borrowed is prepayable at any time Company or such Subsidiary of Company without penalty, premium or charge.
4.17Agreements with Regulatory Agencies. Subject to Section 10.15, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material
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respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Memorandum, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

4.18Environmental Matters. Company and its Subsidiaries are in compliance with any federal, state or local Law, regulation, Order, decree, Permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Company seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Company. Company and each of its Subsidiaries is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Company or any of its Subsidiaries.
4.19Investment Portfolio; Interest Rate Risk Management Instruments.
(a)Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Company or its Subsidiaries.  Such securities and commodities are valued on the books of Company in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies.  Except as disclosed in Section 4.19(a) of the Company Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the knowledge of Company, none of the securities reflected in the Company Financial Statements, and none of the securities since acquired by Company or Company Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Company or Company Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.
(b)All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company’s own account, or for the account of Company Bank, or its customers (all of which are disclosed in Section 4.19(b) of the Company Disclosure Memorandum), were entered into (i) in the ordinary
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and usual course of business consistent with past practice and in compliance with all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions), and is in full force and effect

.  Neither Company nor Company Bank, nor to the knowledge of Company any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

(c)Each of Company and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and each of Company and its Subsidiaries has, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
(d)Except as set forth on Section 4.19(d) of the Company Disclosure Memorandum, Company does not own, and since December 31, 2023, has not owned, any securities or other investment assets.
4.20Assets.
(a)Each of Company and its Subsidiaries has good and marketable title to, or good and valid leasehold interests in, those Assets reflected in the most recent Company Financial Statements as being owned or leased, as applicable, by Company or such Company Subsidiary or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).  Except as disclosed in Section 4.20(a) of the Company Disclosure Memorandum, all such Assets are in good operating condition and repair, ordinary wear and tear excepted, and, in all material respects, are fit for the uses to which they are being put.
(b)Section 4.20(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by Company or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by Company or one of its Subsidiaries and which are not used for the operations of Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”).  Company or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except Permitted Liens.
(c)Section 4.20(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which Company or one of its Subsidiaries is a
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lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements identified in such Leases, the “Leased Property” and, together with the Owned Real Property, the “Real Property”)

.  All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the Enforceability Exceptions.  There is not under any of the Leases: (i) any material default by Company or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to Company’s knowledge, any default or claim of default against any lessor to or lessee of Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee.  The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 4.20(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof.  Company has made available to Buyer true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available.  Except as set forth on Section 4.20(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof.  Neither Company nor any of its Subsidiaries has received written notice that the landlord with respect to any Leased Property would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.  There are no pending or, to Company’s knowledge, threatened condemnation proceedings against the Real Property.

(d)The Assets reflected in the most recent Company Financial Statements which are owned or leased by Company or any of its Subsidiaries, and in combination with the Real Property, the Intellectual Property of Company or any of its Subsidiaries, and contractual benefits and burdens of Company and each of its Subsidiaries, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable Company and each of its Subsidiaries to operate their consolidated businesses in the ordinary course and as the same is expected to be conducted on the Closing Date.
4.21Intellectual Property.
(a)Section 4.21(a) of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of Company and its Subsidiaries, as presently conducted.  Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  (A) (i) To the knowledge of Company, neither Company nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Company or any of its Subsidiaries that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (B) to the knowledge of Company, no person is challenging, infringing on or otherwise violating, any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries, and (C) neither Company nor any Company Subsidiary has received any written
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notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

(b)Each of Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the knowledge of Company, such trade secrets have not been disclosed by Company or any of its Subsidiaries to any person except pursuant to appropriate nondisclosure agreements.
(c)Except as set forth on Section 4.21(c) of the Company Disclosure Memorandum, each current or former employee, consultant or contractor of Company or its Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by Company or any of its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of Company or such Subsidiary, and Company and its Subsidiaries are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for Company or its Subsidiaries vesting all rights in work product created in Company or its Subsidiaries.
4.22Related Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Memorandum, and except pursuant to Company Benefit Plans disclosed in Section 4.13(a) of the Company Disclosure Memorandum, there are no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between Company or any of its Subsidiaries, on the one hand, and any affiliate of Company or its Subsidiaries (other than Company and its wholly-owned Subsidiaries), director or executive officer of Company or any of its Subsidiaries, or equity holder of Company or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or affiliates (other than Company and its Subsidiaries)), on the other hand, or any insurance policies of Company or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any affiliate of Company or its Subsidiaries (other than Company and its wholly-owned Subsidiaries) (any such arrangement, policy or Contract, a “Company Related Party Transaction”).
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4.23State Takeover Laws. Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated by this Agreement from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “stockholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of any state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”).  Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
4.24Reorganization. Company has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.25Company Information.
(a)The information relating to Company and its Subsidiaries that is provided in writing by Company or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Proxy Statement/Prospectus relating to Company or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The portion of the Registration Statement relating to Company or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
(b)All documents that Company or any Company Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.26Loan Portfolio
(a)As of the date hereof, except as set forth in Section 4.26(a) of the Company Disclosure Memorandum, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor under the terms of which the obligor was, as of January 31, 2025 over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.26(a) of the Company Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of January 31, 2025, were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of
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similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (B) all the Loans of Company or any of its Subsidiaries that, as of January 31, 2025, for which interest or principal has been deferred since January 1, 2024, (C) each asset of Company or any of its Subsidiaries that, as of January 31, 2025, is classified as OREO and the book value thereof and (D) each non-real estate asset that formerly served as collateral for a Loan which has been foreclosed upon and is now owned by Company Bank.  True, correct and complete copies of the currently effective lending policies and practices of Company and each of its Subsidiaries have been made available to Buyer.

(b)Each Loan (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by Company or one of its Subsidiaries in accordance with customary loan policies approved by Board of Directors of Company, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Company’s knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exceptions.  None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Company or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Buyer and was entered into by Company or a Subsidiary in good faith and in its ordinary course of business.  For purposes of this Section 4.26(b), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(c)Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files (and to Company’s knowledge, the relevant files for Loans serviced by third parties, which are maintained by such third party servicers) are being maintained, in accordance with the relevant loan documents in all material respects, Company’s and its Subsidiaries’ underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects.  Company and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)Except as set forth on Section 4.26(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach
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of representations and warranties, covenants and other obligations of Company or its Subsidiaries, as applicable.
(e)Company has made available to Buyer true and correct copies of the loan files, requested in writing by Buyer, related to the Loans.  Such files contain, in all material respects, all of the documents and instruments relating to such Loans.
(f)All payments made on the Loans have been properly credited to the respective Loan.
(g)Except as set forth in Section 4.26(g) of the Company Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by Company or its Subsidiaries’ subject to Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)Except as set forth in Section 4.26(h) of the Company Disclosure Memorandum, with respect to any Auto Receivable held by Company or any of its Subsidiaries: (i) the Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein; (ii) the vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked;  (iii) the security interest created by the Auto Receivable is a valid first lien on the motor vehicle covered by the Auto Receivable and, except as set forth on Section 4.26(h) of the Company Disclosure Memorandum, all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status; (iv) the down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks; (v) to Company’s knowledge, the statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are accurate and complete; (vi) Company has no knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, or the Loan Debtor that could reasonably be expected to have an adverse effect on Company’s or its Subsidiary’s security interest granted in respect of; and (vii) each Auto Receivable complies, in all material respects, with all applicable provisions of Laws and regulation which are applicable to the transaction represented by the Auto Receivable.  For purposes of this Section 4.26(h), “Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat or motorcycle, and “Loan Debtor” means an obligor or guarantor, including a third party pledgor, with respect to the loan documents relating to the Auto Receivable.
(i)Section 4.26(i) of the Company Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Company or its Subsidiaries to any directors, executive officers, and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries.  There are no Loans to any employee, officer, director, or other affiliate of Company on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement.  All such Loans are and
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were originated and made in compliance in all material respects with all applicable Laws.  Each Loan disclosed on Section 4.26(i) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of repayment or present other unfavorable features.

4.27Deposits. All of the deposits held by Company Bank (including the records and documentation pertaining to such deposits) are held in compliance in all material respects with all applicable policies, practices and procedures of Company Bank. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied in all material respects with all applicable Laws. All deposit accounts have been maintained and serviced by Company or its Subsidiaries in accordance with the deposit account agreements and Company or its Subsidiaries’ applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. Neither Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. Except as set forth on Section 4.27 of the Company Disclosure Memorandum, none of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).
4.28Allowance for Credit Losses. The allowance for credit losses (“ACL”) reflected in the Company Financial Statements was, as of the date of each of the Company Financial Statements, in material compliance with Company’s existing methodology for determining the adequacy of the ACL and in compliance in all material respects with the standards established by the applicable Regulatory Agency and GAAP.
4.29Insurance. (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.30Mortgage Banking Business. Except as set forth on Section 4.30 of the Company Disclosure Memorandum:
(a)Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit
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approval of any mortgage loan (which for the avoidance of doubt, includes conventional mortgage loans and home equity lines of credit) originated, purchased or serviced by Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with Laws.
(c)As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
4.31Investment Advisory, Insurance and Broker-Dealer Matters.
(a)Neither Company nor any Subsidiary of Company provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.
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(b)Neither Company nor any Subsidiary of Company conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(c)Neither Company nor any Subsidiary of Company conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
4.32Indemnification. To Company’s knowledge, no present or former director, officer, employee or agent of Company or any of its Subsidiaries has any claim for indemnification from Company or any of its Subsidiaries. To Company’s knowledge, no action or failure to take action by any present or former director, officer, employee or agent of Company or any of its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from Company or any of its Subsidiaries.
4.33No Other Representations and Warranties.
(a)Except for the representations and warranties made by Company in this Article 4, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Company acknowledges and agrees that neither Buyer nor any other person on behalf of Buyer has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article 5.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Memorandum (it being understood that each exception set forth in the Buyer Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Buyer Disclosure Memorandum and (b) any other representation and warranty in this Article 5 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Buyer hereby represents and warrants to Company as follows:

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5.1Organization, Standing, and Power.
(a)Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.  Buyer is a bank holding company duly registered with the Federal Reserve under the BHC Act.  True, complete and correct copies of the certificate of incorporation of Buyer, as amended (the “Buyer Certificate of Incorporation”) and the bylaws of Buyer, as amended (the “Buyer Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Company.  The Buyer Certificate of Incorporation and Buyer Bylaws comply with applicable Law.
(b)Buyer Bank is a direct, wholly-owned Subsidiary of Buyer, is duly organized, validly existing and in good standing under the Laws of the United States, is authorized under the Laws of the United States to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Buyer Bank is authorized by the OCC to engage in the business of banking as a national banking association.  Buyer Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
5.2Capital Stock.
(a)Ownership.  The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock no par value per share (“Buyer Common Stock”) and 300,000 shares of preferred stock, no par value per share (“Buyer Preferred Stock”).  As of February 21, 2025, there were (i) 45,004,147 shares of Buyer Common Stock issued and outstanding; (ii) no shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding Buyer Stock Options; (iii) 216,379 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer PSU Awards (assuming performance goals are satisfied at the target level) or 378,663 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 608,164 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding Buyer RSU Awards; (v) no shares of Buyer Common Stock held in treasury; and (vi) no shares of Buyer Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding two sentences, and except for changes since February 21, 2025 resulting from the exercise, vesting or settlement of any Buyer Stock Options, Buyer RSU Awards and Buyer PSU Awards (collectively, “Buyer Equity Awards”) described in
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the immediately preceding two sentences and 568,643 shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Buyer issued, reserved for issuance or outstanding.  All the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The shares of Buyer Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Buyer may vote.  Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 5.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Buyer, or Contracts by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.  Other than the Buyer Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer or any of its Subsidiaries is a party with respect to the voting or transfer of Buyer Common Stock, capital stock or other voting or equity securities or ownership interests of Buyer or granting any shareholder or other person any registration rights.

(b)Buyer owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except for the capital stock or other voting securities of, or ownership interests in, the Buyer Subsidiaries, Buyer does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.
5.3Authority; No Violation.
(a)Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and regulatory approvals and other actions described herein, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer.  The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has adopted a resolution to the
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foregoing effect.  Except for the approval of the Bank Merger Agreement by Buyer as Buyer Bank’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)No Conflicts.  Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Certificate of Incorporation or the Buyer Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 and Section 5.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or Assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or Assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Buyer.
5.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve and the OCC, under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the IDFPR, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 5.4 of the Buyer Disclosure Memorandum or Section 4.4 of the Company Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement/Prospectus, and of the Registration Statement, and the declaration by the SEC of the effectiveness of the Registration Statement, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement, or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger).
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5.5Reports. Since January 1, 2023, each of Buyer and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Buyer.  All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency.  Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.  Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries, in each case, which would reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Buyer.
5.6Books and Records. The Books and Records of Buyer and the Buyer Subsidiaries have been and are being maintained in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Buyer and the Buyer Subsidiaries.
5.7Financial Matters.
(a)The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the Books and Records of Buyer and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since January 1, 2023, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with, any
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disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those Liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (including any notes thereto) and for Liabilities incurred in the ordinary course of business consistent with past practice since November 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Buyer maintains effective disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.
(d)Since December 31, 2023, neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
5.8Brokers and Finders; Opinion of Financial Advisor. With the exception of the engagement of Piper Sandler (the “Buyer Financial Advisor”), no broker, finder or investment banker has been engaged by Buyer or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Buyer or Buyer Bank.
5.9Absence of Certain Changes or Events. Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
5.10Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, there is no Proceeding pending or, to Buyer’s knowledge, threatened either (i) against Buyer or any of its Subsidiaries, or to which any
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Assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)There is no Order either (i) outstanding against Buyer or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.
5.11SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by Buyer pursuant to the Securities Act, or the Exchange Act (the “Buyer Reports”) is publicly available.  No such Buyer Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Except as set forth on Section 5.11 of the Buyer Disclosure Memorandum, Since January 1, 2023, as of their respective dates, all Buyer Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Buyer Reports.
5.12Compliance with Laws.
(a)(i) Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all registrations, Permits, and charters necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such registration, Permit, or charter would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to (ii) the knowledge of Buyer, no suspension or cancellation of any such necessary registration, Permit, or charter is threatened.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws, statutes, Orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Buyer or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the
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Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy or guideline relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans

.

(c)Buyer is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer or Buyer Bank pursuant to 12 C.F.R. Part 364. Buyer is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Board of Directors of Buyer (or, where appropriate, the Board of Directors (or similar governing body) of any of the Buyer’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(d)Neither Buyer nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its Charter Documents, or (ii) any material Permit which it holds.
(e)Buyer has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any applicable Law for itself and its Subsidiaries.  Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)Buyer Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and Buyer has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Buyer having its current rating lowered such that it is no longer “satisfactory” or better.
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(g)Buyer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against a Security Breach.  To the knowledge of Buyer, Buyer has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.  To the knowledge of Buyer, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.
(h)Without limitation, none of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Buyer or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Buyer or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
(i)As of the date hereof, each of Buyer and Buyer Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
5.13Agreements with Regulatory Agencies. Subject to Section 10.15, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to Buyer’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.
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5.14Allowance for Credit Losses. The ACL reflected in the Buyer Financial Statements was, as of the date of each of the Buyer Financial Statements, in material compliance with Buyer’s existing methodology for determining the adequacy of the ACL and in compliance in all material respects with the standards established by the applicable Regulatory Agency and GAAP.
5.15Environmental Matters. Buyer and its Subsidiaries are in compliance with any federal, state or local Law, Order, decree, Permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Buyer, any private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Buyer seeking to impose, or that could reasonably be expected to result in the imposition, on Buyer or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Buyer. To the knowledge of Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Buyer. Buyer and each of its Subsidiaries is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Buyer or any of its Subsidiaries.
5.16Reorganization. Buyer has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.17Buyer Information.
(a)The information relating to Buyer and its Subsidiaries that is provided in writing by Buyer or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Registration Statement relating to Buyer or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
(b)All documents that Buyer or any Buyer Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
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5.18No Other Representations and Warranties.
(a)Except for the representations and warranties made by Buyer in this Article 5, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, Assets, Liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article 5, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Buyer acknowledges and agrees that neither Company nor any other person on behalf of Company has made or is making, and Buyer has not relied upon, any express or implied representation or warranty other than those contained in Article 4.
Article 6
COVENANTS RELATING TO CONDuCT OF BUSINESS
6.1Conduct of Business Prior to the Effective Time.
(a)During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement (b) as set forth in Section 6.1(a) of the Company Disclosure Memorandum, (c) required by applicable Law or (d) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary course of business consistent with past practice in all material respects, (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist, and (iv) take no action that would reasonably be expected to adversely affect or delay the ability of either Company or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
(b)During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement (b) as set forth in Section 6.1(b) of the Buyer Disclosure Memorandum, (c) required by applicable Law or (d) as consented to in writing by Company (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) use commercially reasonable efforts to preserve intact its business operations, Assets and rights and franchises, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either Company
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or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
6.2Negative Covenants of Company.

Without limiting the generality of Section 6.1, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)amend its Charter Documents;
(b)other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(c)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Securities or any Company Subsidiary Securities, except, in each case, (A)  regular quarterly cash dividends by Company at a rate not in excess of $0.05 per share of Company Common Stock to be declared by the Board of Directors of Company, (B) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly-owned Subsidiaries or (C) redemptions, purchase or acquisitions of shares of capital stock pursuant to and in accordance with the Company Equity Plan, including without limitation, in connection with the withholding of taxes;
(iii)grant any stock appreciation rights, options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Company Securities or any Company Subsidiary Securities; or
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(iv)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or any Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities;
(d)sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or Assets or any business in an amount in excess of $150,000 to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to Contracts in force at the date of this Agreement;
(e)(i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in Company’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not affiliates of Company;
(f)commence any material Proceeding or settle any claim or Litigation, in each case whether commenced by or pending or threatened against Company, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings or Litigation in the ordinary course of business and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $100,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict Company or its Subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by Company or its Subsidiaries;
(g)except as set forth on Section 6.2(g) of the Company Disclosure Memorandum, and in addition to Section 6.2(p) below with regard to Program Agreements, enter into, renew, amend or terminate any Company Contract, other than (a) terminating any Company Contract in the ordinary course of business or (b) entering into, renewing or amending a Company Contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;
(h)except as otherwise contemplated by this Agreement or as may be required by any existing Company Benefit Plan or applicable Law: (i) grant or commit to grant any bonus, incentive, change in control payment or benefit, or increase in compensation or benefits to any employee, officer, director or other services provider of Company or any of its Subsidiaries (except (x) increases in compensation or benefits in accordance with past practice for employees that are not directors or officers that do not exceed five percent (5%) individually or three percent (3%) in
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the aggregate, or (y) as disclosed in Section 6.2(h) of the Company Disclosure Memorandum), (ii) commit, agree to pay, or renew or amend any existing arrangement providing for, any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any retention, stay or similar bonus to any employee, officer, director or other service provider of Company or any of its Subsidiaries (except as disclosed in Section 6.2(h) of the Company Disclosure Memorandum), (iii) change or commit to change any fees or other compensation or other benefits to directors of Company or any of its Subsidiaries, or (iv) enter into, adopt, renew, terminate, amend, or accelerate vesting under, any Company Benefit Plan;
(i)enter into or amend any employment Contract between Company or any of its Subsidiaries and any person (unless such amendment is required by Law) that Company or its Subsidiaries do not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;
(j)hire or engage any employees or service providers with an annual salary/compensation in excess of $150,000, or terminate or transfer any employee or service provider with an annual salary/compensation in excess of $150,000 from the Company or any of its Subsidiaries;
(k)make any capital expenditures in excess of $150,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair or to make payment of necessary Taxes;
(l)establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;
(m)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(n)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(o)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, hedging and other material banking and operating policies or practices;
(p)change in any material respect its operation, credit policies, underwriting guidelines and collateral eligibility requirements and standards related to the Program Agreements or Auto Receivables, without giving notice of such action to Buyer (for purposes of this Section 6.2(p), notice shall be given by email to the Chief Risk Officer of Buyer);
(q)materially increase or change in any material respect its interest rate or fee pricing with respect to depository accounts, including, offering or renewing any time deposit accounts, in each case, other than consistent with Company’s ordinary course of business consistent with past practice;
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(r)acquire or accept any brokered deposit having a maturity longer than one (1) year, other than in the ordinary course of business consistent with past practice;
(s)except for Loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make any Loan, other than an Auto Receivable Loan, greater than $1,000,000 if secured or $75,000 if unsecured, (ii) make any Auto Receivable loan relating to Company Bank’s Powersports Division greater than $100,000 if secured or $75,000 if unsecured, (iii) make any Auto Receivable loan pursuant to or in connection with the agreement set forth on Section 6.2(s) of the Company Disclosure Memorandum that is greater than $150,000 if secured or $75,000 if unsecured, (iv) purchase any single loan or any pool of loans greater than $1,000,000, (v) renew any existing loan greater than $5,000,000; or (vi) renew for more than twelve (12) months any loans greater than $250,000 rated “watch” or worse without giving notice of such action within twenty-four (24) hours after any loan committee meeting at which such action is approved (for purposes of this Section 6.2(s), notice shall be given by email to the Chief Risk Officer of Buyer);
(t)except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Company or Company Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(u)abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;
(v)fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(w)make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, except, in each case, in the ordinary course of business;
(x)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(y)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(z)take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 4 to be inaccurate in any material respect at the time of the Closing or preclude Company from making such representations and warranties at the time of the Closing;
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(aa)take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(bb)take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement and the transactions contemplated by this Agreement; or
(cc)agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Company in support of, any of the actions prohibited by this Section 6.2.
6.3Negative Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)except as set forth on Section 6.3(a) of the Buyer Disclosure Memorandum, amend the Buyer Certificate of Incorporation or Buyer Bylaws in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)except as set forth on Section 6.3(b) of the Buyer Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of Buyer;
(c)knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(d)take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(e)agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Buyer in support of, any of the actions prohibited by this Section 6.3.
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Article 7
ADDITIONAL AGREEMENTS
7.1Regulatory Matters.
(a)As promptly as reasonably practicable following the date of this Agreement, Buyer and Company shall prepare the Registration Statement, which Buyer shall file with the SEC and will include the Proxy Statement/Prospectus.  The Parties shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement.  Each of Buyer and Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings.  Company will cause the Proxy Statement/Prospectus to be mailed to Company Stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.  If at any time prior to the Effective Time any information relating to Buyer or Company, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.
(b)As promptly as practicable after the date hereof, Company and Buyer shall prepare and make such filings as may be required under applicable state securities or “blue sky” laws in connection with the transactions contemplated by this Agreement, and Company shall assist Buyer as may be necessary to comply with such state securities or “blue sky” laws.
(c)The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all Permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Permits, consents, approvals and authorizations of all such Governmental Entities.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Buyer and Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Regulatory Agency in connection with the transactions contemplated by this Agreement (including the Merger and the
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Bank Merger).  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, Orders or approvals or non-objections (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the OCC, Federal Reserve and (y) set forth in Sections 4.4 and 5.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(d)Each Party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer or any of its Subsidiaries, or permit Company or any of its Subsidiaries, to take any action, or commit to take any action or commit to refrain from taking any action, or agree to any condition, limitation or restriction, in connection with obtaining the foregoing Permits, consents, approvals and authorizations of Governmental Entities or resolving any objections that may be asserted by any Governmental Entity, in each case, that would (i) would reasonably be expected to result, individually or in the aggregate, in a material and adverse impact on the benefits that Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement, or (ii) reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger ((i) or (ii) a “Materially Burdensome Regulatory Condition”).
(e)To the extent permitted by applicable Law, Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(f)To the extent permitted by applicable Law, Buyer and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed.
7.2Access to Information; Confidentiality.
(a)Prior to the Effective Time, subject to Section 10.15, Company shall permit, and cause each of its Subsidiaries and the Representatives of Company and its Subsidiaries to afford to, the Representatives of Buyer to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of Company and its Subsidiaries and of their respective financial and legal conditions as Buyer may reasonably request and furnish to Buyer promptly all other
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information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Buyer may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of the Party

.  No investigation by Buyer shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Company in this Agreement, or the conditions of Buyer’s obligation to consummate the transactions contemplated by this Agreement.  Neither Buyer nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement.  The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(b)Each of Buyer and Company shall hold all information furnished by or on behalf of the other Party or any of such Party’s Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 20, 2024, between Buyer and Company (the “Confidentiality Agreement”).
7.3Non-Control. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.  Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
7.4Company Stockholder Approval.
(a)Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting,”) promptly after the Registration Statement is declared effective by the SEC under the Securities Act, for the purpose of obtaining (a) the Requisite Company Vote required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and Company shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  The Board of Directors of Company has resolved to recommend to the Company Stockholders that they approve this Agreement and Company shall, acting through its Board of Directors, (i) recommend that the Company Stockholders approve this Agreement (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement, including communicating to the Company Stockholders the recommendation of the Board of Directors of Company that they approve this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Law to obtain such approvals.  Except as expressly permitted by Section 7.13(b) below, neither the Board of Directors of Company nor the Board of Directors of any Subsidiary of Company nor any
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committee of any Boards of Directors of Company or any of its Subsidiaries shall (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement/Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the Company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 9, the Company Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated by this Agreement, and nothing contained herein shall be deemed to relieve Company of such obligation.  Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided that Company shall only adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Meeting without the prior written consent of Buyer.

7.5Legal Conditions to the Merger. Subject in all respects to Section 7.1 of this Agreement, each of Buyer and Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, Order or approval of, or any non-objection or exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Buyer or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
7.6Stock Exchange Listing. Buyer shall, as promptly as practicable, file all documents (including a Notification of Listing of Additional Shares), take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under NASDAQ listing rules, the shares of Buyer Common Stock to be issued as part of the Merger Consideration in connection with the Merger, or (b) make such post-Closing filings with the NASDAQ as may be required by the applicable rules thereof.
7.7Employee Matters.
(a)From and after the Effective Time, unless otherwise mutually determined by Company and Buyer prior to the Effective Time or except where Company Benefit Plans are
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continued in effect with respect to certain groups of employees, Buyer shall provide to employees of Company and its Subsidiaries who at the Effective Time become employees of Buyer or its Subsidiaries (the “Continuing Employees”) employee compensation and benefits under the Buyer Benefit Plans on terms and conditions that are the same as those that apply to similarly situated Buyer employees, and such Continuing Employees shall be eligible to participate in each applicable Buyer Benefit Plan as set forth below

.  Except for those agreements set forth on Section 7.7(a) of the Buyer Disclosure Memorandum, which will be terminated by Buyer as of the Effective Time and all amounts due thereunder shall be paid in accordance with the employment agreement or any such other agreement with respect thereto as may be entered into between the parties, as applicable, Buyer and Buyer Bank shall assume all Company employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer.  In addition, Buyer and Company agree that, during the period commencing at the Effective Time and ending on the twelve (12)-month anniversary thereof, any Continuing Employee (in each case, other than those employees who are terminated for cause (as determined in good faith by Buyer) or are party to individual agreements that provide for severance benefits) who is involuntarily terminated by the Buyer or its Subsidiaries during such twelve (12)-month period will be provided with severance as described in Section 7.7(a) of the Company and Buyer Disclosure Memorandums.

(b)For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement benefits, or to the extent that such credit would result in a duplication of benefits) under the Buyer Benefit Plans or Company Benefit Plans, service with or credited by Company or any of its Subsidiaries or predecessors for Continuing Employees shall be treated as service with Buyer to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time.  With respect to any Company Benefit Plan or Buyer Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, including in connection with any transition to a Buyer Benefit Plan that occurs in the middle of a plan year, the Surviving Entity shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, (ii) take into account under the Buyer Benefit Plan any eligible expenses incurred by Continuing Employees and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the Effective Time, to the extent such eligible expenses were incurred during the plan year of the Company Benefit Plan in which the Effective Time occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan, and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and its Subsidiaries prior to the Effective Time on the same terms and to the same extent as prior service credit is recognized for employment prior to the Effective Time with Buyer and its Subsidiaries except to the extent it would result in a duplication of benefits.  Notwithstanding the foregoing, Buyer may continue any Company Benefit Plan providing health and other employee welfare benefits for any Continuing Employee as in effect immediately prior to the Effective Time.
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(c)No later than thirty (30) days following the date of this Agreement, the Chief Executive Officer of Buyer and the Chief Executive Officer of Company shall agree upon the general terms and conditions of a stay bonus program for certain Continuing Employees and the names of the Continuing Employees to whom Buyer shall offer a stay bonus after the Closing and the compensation to be paid to each such Continuing Employee under the stay bonus program, which stay bonus shall be in addition to any severance payment to such Continuing Employee otherwise provided pursuant to Section 7.7(a) of the Agreement.
(d)Simultaneously herewith, Darin Campbell shall enter into an agreement in the form of Exhibit C (the “Officer Agreement”).
(e)Company shall take (or cause to be taken) all actions necessary or appropriate to terminate all Company Benefit Plans, effective immediately preceding the Effective Time, other than those Company Benefit Plans set forth on Section 7.7(e) of the Buyer Disclosure Memorandum.  Specifically, to provide clarity and not by way of limitation, Company shall terminate, in accordance with the requirements of Section 409A of the Code and  prior to Closing; and Buyer shall pay out in cash lump sum payments, subject to withholding as required under applicable Tax Laws, within ten (10) Business Days following Closing all amounts due under, the Evergreen Bank Group Supplemental Executive Retirement Plan.   To the extent that payroll taxes that will be due upon payment of any SERP benefits or payments upon termination of any Company Benefit Plan have not yet been paid to the applicable Governmental Entity, the employer portion of such taxes will be accrued prior to the Effective Time as a Liability on the Books and Records of the Company or Company Subsidiaries.
(f)In addition, effective no later than the day immediately preceding the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate the Company 401(k) Plan (the “Company 401(k) Plan”) in accordance with the requirements of applicable Law, and shall deliver to Buyer, at least five (5) calendar days prior to the Closing, evidence that the Board of Directors of Company has adopted resolutions to terminate the Company 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the date immediately preceding the Closing Date.  In the event that Company becomes aware prior to the Closing that distributions of assets from the trust of the Company 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Company or other plan sponsor, then Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing.  Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the Company 401(k) Plan as Buyer may reasonably require.  Buyer shall take (or cause to be taken) such actions as are necessary (including amending Buyer’s 401(k) plan as needed) to allow Continuing Employees who become eligible to participate in Buyer’s 401(k) Plan to roll over their Company 401(k) Plan accounts (including any outstanding loan balances) to Buyer’s 401(k) plan, subject to the terms of Buyer’s 401(k) plan and the requirements of applicable Law.  Notwithstanding the foregoing, Buyer may, in its sole and absolute discretion, notify Company before the thirtieth (30th) day prior to the Closing Date that instead of the foregoing Buyer agrees to sponsor and maintain the Company 401(k) Plan, in which case Company shall amend the Company 401(k) Plan, effective as of the Closing, to the extent permitted by its
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terms and applicable Law as necessary to limit participation to employees of Company and its Subsidiaries and to exclude all employees of Buyer and its affiliates (other than Company and its Subsidiaries) from participation in such plan.

(g)Prior to the Effective Time, Company may, but shall not be required, to submit to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Code.  Such vote shall establish the “disqualified individual’s” right to the payment or other compensation.  In addition, prior to such shareholder vote, Company shall (i) provide adequate disclosure to all shareholders of Company entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Code a written waiver of his or her rights to such payments in the event of a failure to approve the payments by at least seventy-five percent (75%) of the Company shares entitled to vote.
(h)Nothing in this Section 7.7, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7.  Without limiting the foregoing, no provision of this Section 7.7 will create any third party beneficiary rights in any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries in respect of continued or resumed employment of service, or any other matter.  Nothing in this Section 7.7 is intended (i) to amend any Company Benefit Plan or any Buyer or Buyer Bank benefit plan, (ii) interfere with the right of either Buyer or Buyer Bank from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Buyer or Buyer Bank benefit plan, or (iii) interfere with the right of either Buyer or Buyer Bank from and after the Effective Time to terminate the employment or provision of services by any employee, officer, director, or other service provider.
(i)Prior to the Effective Time, any notices or communication materials (including website postings) from either Party to the employees or other service providers of Company or its Subsidiaries regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment or compensation or benefits thereafter, shall be subject to the prior review and comment and approval of the other Party (which approval shall not be unreasonably withheld).
7.8Indemnification; Directors’ and Officers’ Insurance.
(a)For a period of six (6) years after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the present and former directors or officers of Company and each Company Subsidiary (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of Company or a Company Subsidiary and pertaining to matters, acts or
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omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Company Certificate of Incorporation and Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
(b)The Surviving Entity shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured, or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Entity shall not be obligated to make aggregate premium payments for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company’s directors and officers, three hundred percent 300% of the annual premium payments currently paid on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, Buyer, or Company in consultation with Buyer, may obtain on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.8(b) at a premium not to exceed the Maximum Amount.  If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer or Company in consultation with Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer and the Surviving Entity shall have no further obligations under this Section 7.8(b) other than to maintain such “tail” prepaid policy.
(c)Any Indemnified Party wishing to claim indemnification under Section 7.8(a), upon learning of any such Claim, shall promptly notify the Surviving Entity thereof.  In the event of any such Claim (whether arising before or after the Effective Time): (i) Buyer or the Surviving Entity shall have the right to assume the defense thereof and Buyer and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Entity elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, the Company Certificate of Incorporation and the Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law);
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provided, that Buyer or the Surviving Entity shall be obligated pursuant to this Section 7.8(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Buyer and the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer and the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by the Company Certificate of Incorporation and the Company Bylaws as in effect as of the date of this Agreement (subject to applicable Law).

(d)If the Surviving Entity or any successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or if the Surviving Entity (or any successors or assigns) shall transfer all or substantially all of its Assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.8.
(e)The provisions of this Section 7.8 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
(f)Notwithstanding anything in this Section 7.8 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any Regulatory Agency that is a federal banking agency unless (i) the payment does not meet the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (ii) the Indemnified Party agrees in writing to reimburse Buyer, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Agency results in a final Order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.
7.9Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Company, on the other hand) or to vest the Surviving Entity with full title to all properties, Assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
7.10Advice of Changes. Buyer and Company shall each promptly advise the other Party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first Party, or (ii) that such first Party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach
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shall not be deemed to constitute a violation of this Section 7.10 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

7.11Litigation and Claims. Company shall promptly, and in any event within two (2) business days, notify Buyer in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Company or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect on Company. Company shall promptly notify Buyer in writing of any Proceeding, pending or, to Company’s knowledge, threatened against Company or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Buyer or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated by this Agreement.  Company shall consult with Buyer, and Company shall permit Buyer to participate at its own expense in the defense or settlement of any stockholder Litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
7.12Corporate Governance. Effective immediately after the Effective Time, Buyer shall increase the size of its Board of Directors by one (1) and appoint Darin Campbell (the “Company Director”) to serve as a Class I director of the Surviving Entity.  In addition, Buyer shall nominate Darin Campbell to stand for election for a three (3) year term as a Class I director at the 2026 annual meeting of stockholders of Buyer.  Effectively immediately after the Bank Merger, Buyer Bank shall increase the size of its Board of Directors by two (2) and appoint Darin Campbell and Jill Voss (the “Company Bank Directors”) to serve as directors of the Surviving Bank.  Buyer Bank shall also nominate Darin Campbell and Jill Voss to stand for election as Company Bank Directors for a one (1) year term at its 2026 annual meeting and Buyer agrees to vote to elect Darin Campbell and Jill Voss for a one (1) year term as Company Bank Directors at such annual meeting of shareholders of Buyer Bank.  The appointment of such Company Director and Company Bank Directors to the respective boards of directors of the Surviving Entity or Surviving Bank shall be subject to the respective bylaws of the Surviving Entity and Surviving Bank, and such Company Director and Company Bank Directors must (A) be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of the Surviving Entity and the Surviving Bank and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of the Surviving Entity and the Surviving Bank, as provided under applicable Law and the practices and policies of such board of directors that are generally applicable to its members.
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7.13No Solicitation; Acquisition Proposals.
(a)Company agrees that it will not, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, financial or other advisors, investment bankers, attorneys, accountants, affiliates and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any person (or group of persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal), (iv) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party relating to an Acquisition Proposal, or (v) take any action to render the provisions of any Takeover Statutes inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal; provided that, in the event Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) through (v) above at any time prior to the time this Agreement is approved by the Requisite Company Vote, and the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement.  Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer and any Buyer Subsidiary (any such person (or group of persons) other than Buyer and any Buyer Subsidiary, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) business day) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to Company or destroy all information, documents and materials relating to such Acquisition Proposal or to Company or its businesses, operations or affairs heretofore furnished by Company or any of its Representatives to such Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Third Party.  Company shall promptly (and in any event within two (2) business days) advise Buyer in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Buyer an unredacted copy of
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any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Buyer promptly apprised of any related developments, discussions and negotiations on a current basis.  For the avoidance of doubt, Company shall not enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations.

(b)Notwithstanding the foregoing, if the Board of Directors of Company concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Board Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law, the Board of Directors of Company may prior to the Requisite Company Vote submit this Agreement to the Company Stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Company Stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Board of Directors of Company may not take such action unless (A) Company shall not have breached this Section 7.13 in any respect and (B) (1) the Board of Directors of Company determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 7.13(b); (2) Company has given Buyer at least five (5) business days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the person making such Superior Proposal; and (3) before effecting such Recommendation Change, Company has negotiated, and has caused its Representatives to negotiate in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms Company and its Board of Directors shall consider in good faith.  In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 7.13(b) with respect to such new written notice.  For the avoidance of doubt, in no event shall any such action taken by the Board of Directors of Company under this Section 7.13(b) (I) affect the validity and enforceability of this Agreement or the Company Voting Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.
(c)As used in this Agreement, (i) the term “Acquisition Proposal” means any unsolicited bona fide proposal or offer for, inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of Company or any of the Company Subsidiaries representing twenty-five
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percent (25%) or more of the revenues, net income or assets (in each case on a consolidated basis) of Company and the Company Subsidiaries, taken as a whole, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of Company or any of the Company Subsidiaries representing twenty-five percent (25%) or more of the revenues, net income or assets (in each case on a consolidated basis) of Company and the Company Subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Board of Directors of Company determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of fifty percent (50%) or more of the issued and outstanding shares of Company Common Stock or fifty percent (50%) or more of the assets of Company and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Stockholders pursuant to this Agreement (as it may be proposed to be amended by Buyer), considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) and (2) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such Acquisition Proposal

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7.14Public Announcements. Company and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Parties. Thereafter, each of the Parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.14.
7.15Change of Method. Company and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Buyer (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of Company Common Stock in exchange for each share of Company
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Common Stock, (ii) adversely affect the Tax treatment of Company’s stockholders or Buyer’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Buyer pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 10.2.

7.16Takeover Restrictions. None of Company, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.17Termination of Certain Agreements. Company shall use its best efforts to terminate the agreement set forth on Section 7.17 of the Company Disclosure Memorandum (the “Company Agreement”), which termination shall be effective at or prior to the Effective Time.
7.18Certain Tax Matters. Each of Company and Buyer shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Each of Company and Buyer shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(e).  In connection with the foregoing, (a) Company shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Vedder Price P.C. (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 8.2(e) or 8.3(e)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Company Tax Certificate”), and (b) Buyer shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Vedder Price P.C. (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 8.2(e) or 8.3(e)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Buyer Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.
7.19Dividends. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Buyer and Company shall coordinate with the other regarding the declaration of any dividends in respect of Buyer Common Stock and Company Common Stock (to the extent permitted by this Agreement) and the record dates and payment dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.
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7.20Reports. Subject to Section 10.15, from the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 9) Company and its Subsidiaries shall also make available to Buyer monthly financial statements and copies of all written materials provided to members of Board of Directors of Company in connection with its regular monthly meetings (other than reports or presentations prepared in connection with the Merger, or attorney-client privileged materials).
Article 8
CONDITIONS PRECEDENT
8.1Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Company Stockholder Approval.  This Agreement and the transactions contemplated by this Agreement, including the Merger, shall have been approved by the Company Stockholders by the Requisite Company Vote.
(b)Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the transactions contemplated by this Agreement are subject to the securities laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.
(c)NASDAQ Listing.  The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(d)Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)No Injunctions or Restraints; Illegality.  No Order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No Law, statute, rule, regulation, Order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
8.2Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties.  The representations and warranties of Company set forth in Section 4.2(a) and Section 4.10(a) (in each case, after giving effect to the
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lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Company Bank), Section 4.2(b) (but only with respect to Company Bank), Section 4.3(a) and Section 4.9 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity.

(b)Performance of Obligations of Company.  Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(d)Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Company, and otherwise in form and substance reasonably satisfactory to Buyer, to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.
(e)Federal Tax Opinion.  Buyer shall have received the opinion of Nelson Mullins Riley & Scarborough LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Company Tax Certificate.
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(f)Consents and Approvals.  Company shall have obtained any and all consents required for the renewal or preventing of any default or termination under any Contract as provided in Section 8.2(f) of the Buyer Disclosure Memorandum.
(g)Dissenters’ Rights.  The holders of no more than seven and five tenths of one percent (7.5%) of the aggregate outstanding shares of Company Common Stock shall have properly notified Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(h)Officer Agreement.  The Officer Agreement in the form attached hereto as Exhibit C shall have been executed by Darin Campbell (and he shall not have advised Buyer that he intends to breach such agreement) and delivered to Buyer.
(i)Company Agreement.  The Company Agreement shall have been terminated prior to the Effective Time or will be terminated as of the Effective Time.
(j)FIRPTA Certificate.  Buyer shall have received from Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such notification letter, Company shall have provided to Buyer, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing.
8.3Conditions to Obligations of Company. The obligations of Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties.  The representations and warranties of Buyer set forth in Section 5.2(a) and Section 5.9 (in each case, after giving effect to the lead-in to Article 5) shall be true and correct (other than, in the case of Section 5.2(a), (i) as set forth on Section 6.3 of the Buyer Disclosure Memorandum and (ii) such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Buyer set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Buyer Bank), Section 5.2(b) (but only with respect to Buyer Bank), Section 5.3(a) and Section 5.8 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct
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in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving Entity.

(b)Performance of Obligations of Buyer.  Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(d)Officer’s Certificate.  Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, and otherwise in form and substance reasonably satisfactory to Company, to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.
(e)Federal Tax Opinion.  Company shall have received the opinion of Vedder Price P.C. (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Company Tax Certificate.
Article 9
TERMINATION
9.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote has been obtained (except as otherwise noted) as follows:
(a)by mutual written agreement of Buyer and Company; or
(b)by either Buyer or Company in the event (i) (A) any Regulatory Agency has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Agency shall have requested that Buyer, Company, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within sixty (60) days or has been advised that the applicable Regulatory Agency is unwilling to accept a resubmitted application, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this
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Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request, or (ii) any Law, Order, injunction, decree or other legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law, Order, injunction, decree or other legal restraint; or
(c)by either Buyer or Company if the Merger shall not have been consummated on or before December 31, 2025, or if the sole impediment to Closing is the receipt of a Requisite Regulatory Approval, then March 31, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein; or
(d)by Buyer, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Company, constitute grounds for the conditions set forth in Section 8.2 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Company (or such fewer days as remain prior to the Termination Date), or by its nature or timing cannot be cured within such time period; or
(e)by Company, if Buyer has breached or is in breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Buyer, constitute grounds for the conditions set forth in Section 8.3 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Buyer (or such fewer days as remain prior to the Termination Date) or by its nature or timing cannot be cured within such time period; or
(f)by either Company or Buyer if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting or at any adjournment or postponement thereof (provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.4 or Section 7.13); or
(g)by Buyer, if at any time prior to the receipt of the Requisite Company Vote, (i) Company shall have materially breached its obligations under Section 7.4 or Section 7.13, or (ii) the Board of Directors of Company shall have failed to make its recommendation in favor of the Merger or shall have made a Recommendation Change; or
(h)by Company, if it elects to pursue a Superior Proposal to the extent permitted by and in accordance with Section 7.13, provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.4 or Section 7.13.
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9.2Effect of Termination.
(a)In the event of termination of this Agreement by either Buyer or Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b) (Access to Information; Confidentiality), Section 7.14 (Public Announcements), this Section 9.2 and Article 10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.  “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)In recognition of the efforts, expenses and other opportunities foregone by Buyer while pursuing the Merger:
(i)In the event that this Agreement is terminated by Buyer pursuant to Section 9.1(g) or by Company pursuant to Section 9.1(h), then Company shall pay Buyer, by wire transfer of same-day funds, a fee equal to $8,500,000 (the “Termination Fee”) within two (2) business days of the date of termination; or
(ii)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to the stockholders of Company or any person shall have publicly announced (and, in each case, not irrevocably withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company, and (A) thereafter this Agreement is terminated by (x) either Party pursuant to Section 9.1(c) (Termination Date) without the Requisite Company Vote having been obtained, (y) Buyer pursuant to  Section 9.1(d) (Material Breach) or (z) by Company or Buyer pursuant to Section 9.1(f) (Requisite Company Vote) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same-day funds, the Termination Fee.
(c)The payment of the Termination Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and except in the case of fraud or willful breach, shall be the sole monetary remedy of Buyer in the event of termination of this Agreement as described in Section 9.2(b) above.  Notwithstanding the foregoing, nothing in this Section 9.2(c) shall prevent, limit or otherwise restrict the right of Buyer to bring or maintain any
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claims arising out of fraud or willful breach by Company, any other Company Subsidiary or any of their respective Representatives of any provision of this Agreement or any other agreement delivered in connection herewith and any Termination Fee paid to Buyer hereunder will be offset against any award for damages given to Buyer pursuant to any claim for fraud or willful breach.  The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay any fee payable by it to Buyer pursuant to this Section 9.2 when due, then Company shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the “prime rate” published in the Wall Street Journal from the date such payment was due under this Agreement until the date of payment.  In no event shall Company be required to pay the Termination Fee more than once.

Article 10
MISCELLANEOUS
10.1Definitions.
(a)Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“ACL” shall have the meaning as set forth in Section 4.28.

“Acquisition Proposal” shall have the meaning as set forth in Section 7.13(c).

“Agency” shall have the meaning as set forth in Section 4.30(c).

“Agreement” shall have the meaning as set forth in the Preamble.

“Appraisal Statutes” shall have the meaning as set forth in Section 2.1(d).

“Assets” of a person means all of the assets, properties, businesses and rights of such person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such person, and whether or not owned in the name of such person or any affiliate of such person and wherever located.

“Auto Receivable” shall have the meaning as set forth in Section 4.26(h).

“Bank Merger” shall have the meaning as set forth in the Section 1.7.

“Bank Merger Act” shall have the meaning as set forth in Section 4.1(b).

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.7.

“Bank Merger Certificates” shall have the meaning as set forth in Section 1.7.

“BHC Act” shall have the meaning as set forth in Section 4.1(a).

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“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified person or relating to the business.

“Book Entry Share” shall have the meaning as set forth in Section 2.1(c).

“Buyer” shall have the meaning as set forth in the Preamble.

“Buyer Bank” shall have the meaning as set forth in Section 1.7.

“Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA that provide tax-qualified retirement or group health, dental, vision or other welfare benefits, and all performance-based bonus or cash incentive plans or programs which are generally made available to Buyer Bank’s employees on a company-wide or division-wide basis and in which any Company or Company Bank employee is eligible to participate following the Closing Date.

“Buyer Bylaws” shall have the meaning as set forth in Section 5.1(a).

“Buyer Certificate of Incorporation” shall have the meaning as set forth in Section 5.1(a).

“Buyer Common Stock” shall have the meaning as set forth in Section 5.2(a).

“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Company and attached hereto.

“Buyer Equity Awards” shall have the meaning as set forth in Section 5.2(a).

“Buyer Financial Advisor” shall have the meaning as set forth in Section 5.8.

“Buyer Preferred Stock” shall have the meaning as set forth in Section 5.2(a).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.13.

“Buyer Reports” shall have the meaning as set forth in Section 5.11.

“Buyer Subsidiary” means each Subsidiary of Buyer.

“Buyer Tax Certificate” shall have the meaning as set forth in Section 7.18.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Company or Company Bank.

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“Cancelled Shares” shall have the meaning as set forth in Section 2.1(a).

“Cash Consideration” shall have the meaning as set forth in Section 2.1(b).

“Certificate” shall have the meaning as set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning as set forth in Section 1.3.

“Charter Documents” shall have the meaning as set forth in Section 4.15(d).

“Chosen Courts” shall have the meaning as set forth in Section 10.10(b).

“Claim” shall have the meaning as set forth in Section 7.8(a).

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” shall have the meaning as set forth in Section 1.2.

“Code” shall have the meaning as set forth in the Recitals, and includes any regulations (including proposed regulations) and other formal guidance promulgated thereunder.

“Company” shall have the meaning as set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning as set forth in Section 7.7(f).

“Company Agreement” shall have the meaning as set forth in Section 7.17.

“Company Bank” shall have the meaning as set forth in Section 1.7.

“Company Benefit Plans” shall have the meaning as set forth in Section 4.13(a).

“Company Board Recommendation” shall have the meaning as set forth in Section 7.4(a).

“Company Bylaws” shall have the meaning as set forth in Section 4.1(a).

“Company Certificate of Incorporation” shall have the meaning as set forth in Section 4.1(a).

“Company Common Stock” shall have the meaning as set forth in Section 4.2(a).

“Company Contract” shall have the meaning as set forth in Section 4.16(a).

“Company Bank Director” shall have the meaning as set forth in Section 7.12.

“Company Director” shall have the meaning as set forth in Section 7.12.

“Company Disclosure Memorandum” means the written information entitled “Company Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

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“Company Equity Awards” shall have the meaning as set forth in Section 4.2(a).

“Company Equity Plan” means the Bancorp Financial, Inc. 2017 Incentive Compensation Plan, as amended.

“Company ERISA Affiliate” shall have the meaning as set forth in Section 4.13(a).

“Company Financial Advisor” shall have the meaning as set forth in Section 4.9.

“Company Financial Statements” means (a) the audited consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 2023, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three (3) fiscal years ended December 31, 2023, 2022 and 2021, accompanied by unqualified audit reports of Company’s independent registered public accountants, and (b) the consolidated balances sheets of Company (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to the twelve (12) months and calendar quarterly periods ended subsequent to December 31, 2023.

“Company Meeting” shall have the meaning as set forth in Section 7.4(a).

“Company Preferred Stock” shall have the meaning as set forth in Section 4.2(a).

“Company Regulatory Agreement” shall have the meaning as set forth in Section 4.17.

“Company Related Party Transaction” shall have the meaning as set forth in Section 4.22.

“Company RSU Award” shall have the meaning set forth in Section 2.3.

“Company Securities” shall have the meaning as set forth in Section 4.2(a).

“Company Stockholders” shall have the meaning as set forth in the Recitals.

“Company Subsidiary” shall have the meaning as set forth in Section 4.1(c).

“Company Subsidiary Securities” shall have the meaning as set forth in Section 4.2(a).

“Company Tax Certificate” shall have the meaning as set forth in Section 7.18.

“Company Voting Agreements” shall have the meaning as set forth in the Recitals.

“Confidentiality Agreement” shall have the meaning as set forth in Section 7.2(b).

“Continuing Employees” shall have the meaning as set forth in Section 7.7(a).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction,

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understanding, or undertaking of any kind or character, or other document to which any person is a party or that is binding on any person or its capital stock, Assets or business.

“Delaware Secretary” shall have the meaning as set forth in Section 1.3.

“DGCL” shall have the meaning as set forth in Section 1.1.

“Dissenting Shares” shall have the meaning as set forth in Section 2.1(d).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Enforceability Exceptions” shall have the meaning as set forth in Section 4.3(a).

“Environmental Laws” means any federal, state or local Law, regulation, Order, decree, Permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

“ERISA” shall have the meaning as set forth in Section 4.13(a), and includes any regulations (including proposed regulations) and other formal guidance promulgated thereunder.

“Exchange Act” shall have the meaning as set forth in Section 5.7(c).

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Agency pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.1(a).

“Exchange Fund” shall have the meaning as set forth in Section 3.1(a).

“Exchange Ratio” shall have the meaning as set forth in Section 2.1(b).

“FDIC” shall have the meaning as set forth in Section 4.1(b).

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“FINRA” shall have the meaning as set forth in Section 4.4.

“FIRPTA” shall have the meaning as set forth in Section 8.2(j).

“Fractional Share Payment” shall have the meaning as set forth in Section 2.4.

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“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Entity” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

“Holders” shall have the meaning as set forth in Section 3.1(a).

“IDFPR” shall have the meaning as set forth in Section 4.1(b).

“Indemnified Party” shall have the meaning as set forth in Section 7.8(a).

“Insurer” shall have the meaning as set forth in Section 4.30(c).

“Intellectual Property” shall have the meaning as set forth in Section 4.21(a).

“IRS” shall have the meaning as set forth in Section 4.13(b).

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Agency or Governmental Entity.

“Leased Property” shall have the meaning as set forth in Section 4.20(c).

“Leases” shall have the meaning as set forth in Section 4.20(c).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Liens” shall have the meaning as set forth in Section 4.2(b).

“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, demand letter, demand for indemnification, notice of violation,

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arbitration, order to show cause, market conduct examination, notice of non-compliance, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their affiliates by Regulatory Agencies.

“Loan Debtor” shall have the meaning as set forth in Section 4.26(h).

“Loan Investor” shall have the meaning as set forth in Section 4.30(c).

“Loans” shall have the meaning as set forth in Section 4.26(a).

“Material Adverse Effect” means, with respect to the Buyer or Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date of this Agreement, in U.S. GAAP or applicable regulatory accounting requirements, (B) changes, after the date of this Agreement, in Laws of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date of this Agreement, in global, national or regional political conditions (including the outbreak, continuation or escalation of any acts of war (whether or not declared), acts of terrorism, sabotage or military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, (D) changes, after the date of this Agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event or emergencies or pandemics (including the Covid-19 pandemic), (E) public disclosure of the transactions contemplated by this Agreement (provided that, this exception shall not apply for purposes of the representations and warranties in Sections 4.3(b) and 5.3(b)) or actions expressly required by this Agreement in contemplation of the transactions contemplated by this Agreement or (F) a decline, in and of itself, in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate) or (ii) the ability of such Party to timely consummate the transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” shall have the meaning as set forth in Section 7.1(d).

“Maximum Amount” shall have the meaning as set forth in Section 7.8(b).

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“Merger” shall have the meaning as set forth in the Recitals.

“Mergers” shall have the meaning as set forth in Section 1.7.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(b).

“NASDAQ” shall have the meaning as set forth in Section 2.4.

“OCC” shall have the meaning as set forth in Section 4.4.

“Officer Agreement” shall have the meanings as set forth in Section 7.7(d).

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Entity.

“OREO” shall have the meaning as set forth in Section 4.20(b).

“Owned Real Property” shall have the meaning as set forth in Section 4.20(b).

“Party” means Company or Buyer, and “Parties” means both such persons.

“PBGC” shall have the meaning as set forth in Section 4.13(b).

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any person is a party or that is or may be binding upon or inure to the benefit of any person or its securities, Assets, or business.

“Permitted Liens” shall have the meaning as set forth in Section 4.20(a).

“Personal Data” shall have the meaning as set forth in Section 4.15(b).

“Proceeding” means any legal, administrative, arbitral, or other proceeding, claim, action, or governmental or regulatory investigation of any nature.

“Program Agreement” shall have the meaning as set forth in Section 4.16(a).

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.4.

“Real Property” shall have the meaning as set forth in Section 4.20(c).

“Recommendation Change” shall have the meaning as set forth in Section 7.4(a).

“Registration Statement” shall have the meaning as set forth in Section 4.4.

“Regulatory Agencies” means, collectively, the SEC, NASDAQ, state securities authorities, the FINRA, the Securities Investor Protector Corporation, applicable securities,

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commodities and futures exchanges, and other self-regulatory organization, the Federal Reserve, the OCC, the FDIC, the IDFPR, the Bureau of Consumer Financial Protection, the IRS, the Department of Labor, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” shall have the meaning as set forth in Section 7.13(a).

“Requisite Company Vote” shall have the meaning as set forth in Section 4.3(a).

“Requisite Regulatory Approvals” shall have the meaning as set forth in Section 7.1(c).

“SEC” shall have the meaning as set forth in Section 4.4.

“Securities Act” shall have the meaning as set forth in Section 4.7.

“Security Breach” shall have the meaning as set forth in Section 4.15(g).

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Agency promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 2.1(b).

“Subsidiary” when used with respect to any person, means (i) any subsidiary of such person within the meaning ascribed to such term in either (A) Rule 1-02 of Regulation S-X promulgated by the SEC or (B) the BHC Act and/or (ii) any affiliate controlled by such person directly or indirectly through one or more intermediaries.

“Superior Proposal” shall have the meaning as set forth in Section 7.13(c).

“Surviving Bank” shall have the meaning as set forth in Section 1.7.

“Surviving Entity” shall have the meaning as set forth in the Recitals.

“Takeover Statutes” shall have the meaning as set forth in Section 4.23.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Entity (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 9.1(c).

“Termination Fee” shall have the meaning as set forth in Section 9.2(b)(i).

“Third Party” shall have the meaning in Section 7.13(a).

(b)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
10.2Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company Stockholders any amendment of this Agreement that requires further approval of Company Stockholders under applicable Law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties hereto.
10.3Extension; Wavier. At any time prior to the Effective Time, each of the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by such other Party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company Stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of Company Stockholders under applicable Law.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
10.4Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 7.8 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
10.5Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the
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SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Buyer and Company.

10.6Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)if to Company, to:

Bancorp Financial, Inc.
1515 West 22nd Street, Suite 100W
Oak Brook, Illinois 60523
Attn: Darin Campbell
Email: dcampbell@evergreenbankgroup.com

With a copy (which shall not constitute notice) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention:Daniel C. McKay, II
James W. Morrissey
Facsimile: (312) 609-5005
E-mail:dmckay@vedderprice.com
jmorrissey@vedderprice.com

(b)if to Buyer, to:

Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
Attention: James L. Eccher
Email: jeccher@oldsecond.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:J. Brennan Ryan
John M. Willis
Facsimile: (404) 322-6050
E-mail:brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

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10.7Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules/Memorandums, such reference shall be to an Article or Section of or Exhibit or Schedule/Memorandum to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 10.7 of the Company Disclosure Memorandum after reasonable inquiry, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 10.7 of the Buyer Disclosure Memorandum after reasonable inquiry.  As used in this Agreement (i) the term “person” means any individual, corporation (including not-for-profit), bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives by 5:00 p.m., Central time, on the date hereof, (b) included in the virtual data room of a Party by 5:00 p.m., Central time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized by Law or executive order to be closed, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger.  The Company Disclosure Memorandum and the Buyer Disclosure Memorandum, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained in this Agreement shall require any Party or person to take any action in violation of applicable Law.
10.8Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
10.9Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
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10.10Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the internal, substantive Laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.
(b)Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.6.
10.11Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
10.12Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or
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liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto.  Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.13Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
10.14Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
10.15Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any Party to this Agreement to the extent prohibited by applicable Law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
10.16Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[Signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OLD SECOND BANCORP, INC. By: /s/ James L. Eccher Name: James L. Eccher Title: Chairman, President and CEO
BANCORP FINANCIAL, INC. By: /s/ Darin Campbell Name: Darin Campbell Title: Chairman, President and CEO

EXHIBIT A

FORM OF Company Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”), dated as of [•], 2025 (“Agreement Date”), is entered into by and among (i) Bancorp Financial, Inc., a Delaware corporation (the “Company”), (ii) Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and (iii) each person or entity executing this Agreement or a counterpart to this Agreement as a stockholder of the Company and listed on Exhibit A hereto (collectively, the “Stockholders” and each, a “Stockholder”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by the Company and Buyer concurrently with the execution of this Agreement by the parties hereto, among other things and subject to the terms and conditions set forth therein, the Company will be merged with and into Buyer (“Merger”), with Buyer surviving the Merger as the surviving corporation;

WHEREAS, as an inducement for Buyer to enter into the Merger Agreement, Buyer has required that each Stockholder enter into this Agreement, and each Stockholder desires to enter into this Agreement to induce Buyer to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby (the “Transactions”), and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:

1.Definitions. Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.
3.Voting Agreement.
(a)From the date hereof until the earliest to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally agrees that at any stockholder meeting of the Company to approve the Merger Agreement or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) owned of record or beneficially owned by such Stockholder as of the date hereof, together with all shares of Common Stock over which such Stockholder may acquire beneficial ownership from time to time after the date hereof (whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise) in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:
(i) in favor of (A) the approval and adoption of the Merger Agreement and the Transactions (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and adopted in accordance with the terms thereof), (B) any other matter that is reasonably necessary to be approved by the stockholders of Company to facilitate the consummation of the Transactions, including the Merger and (C) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and
(ii)against (A) any proposal made in opposition to approval of the Merger Agreement or that is otherwise in competition or inconsistent with the Transactions, including the Merger, (B) other than the Transactions, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal; and (C) any proposal, transaction, agreement, amendment of the Company Certificate of Incorporation or Company Bylaws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone, adversely affect or discourage the consummation of the Transactions.
(b)Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of the Company, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms.
(c)Each Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.
4.Grant of Irrevocable Proxy; Appointment of Proxy. During the Support Period, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Buyer and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Stockholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Stockholder shall retain the authority to vote on all other matters; provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Stockholder be voted in accordance with Section 3 of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger

Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.  The Stockholder hereby revokes and waives any and all previous proxies granted with respect to the Owned Shares.
5.Transfer Restrictions Prior to Merger. Each Stockholder agrees that, absent the prior written consent of Buyer, it will not, until the end of the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, deposit into a voting trust, enter into a voting agreement or arrangement (other than this Agreement) with respect to, or grant any proxy or power of attorney (other than this Agreement) with respect to, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Stockholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Stockholder may Transfer Owned Shares: (i) for estate planning; (ii) to a charitable institution for philanthropic purposes; (iii) pursuant to any trust or will of such Stockholder, or by the Laws of intestate succession; (iv) pursuant to a qualified domestic order or as required by a divorce settlement or (v) with Buyer’s prior written consent; provided, however, that a Transfer referred to in clauses (i) through (v) of this sentence shall be permitted only if (as applicable) (x) all of the representations and warranties this Agreement with respect to Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing reasonably satisfactory in form and substance to Buyer, to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares. During the term of this Agreement, the Company shall not register or otherwise recognize the transfer (book-entry or otherwise) of any Owned Shares or any certificate or uncertificated interest representing any Owned Shares, except as permitted by, and in accordance with, this Section 5.
6.Cooperation. Each Stockholder hereby: (i) authorizes the Company and Buyer to publish and disclose in any public announcement, disclosure required by the SEC or by applicable legal requirements or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Stockholder’s identity and ownership of the Owned Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that the Company or Buyer reasonably determines is required to be disclosed by the SEC or applicable legal requirements in connection with the Merger and the other Transactions; (ii) agrees to promptly give to the Company and Buyer any information that the Company or Buyer may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the Company and Buyer of any required corrections with respect to any information supplied by such Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.
7.Stockholder Representations and Warranties. Each Stockholder represents and warrants to Buyer and the Company that:
(a)such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust;
(b)(i) this Agreement has been duly and validly executed and delivered by such Stockholder that is a natural person or a legal entity and, assuming the due authorization, execution and delivery of this Agreement by the Company and Buyer, constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder (the “Bankruptcy and Equity Exception”) and (ii) this Agreement has been duly and validly executed and delivered by the trustee or trustees of any Stockholder that is a trust and, assuming the due authorization, execution and delivery of this Agreement by the Company and Buyer, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception;
(c)the execution and delivery of this Agreement by such Stockholder (or trustee of such Stockholder) does not, and the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Stockholder;
(d)the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Stockholder’s name on Exhibit A hereto;
(e)except as noted on Exhibit A hereto, such Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a stockholder in respect of, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement);

(f)as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; and
(g)other than as set forth in the Merger Agreement such Stockholder does not have any agreements, arrangements or understandings of any kind with the Company or any other Person (a) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder.
8.Company Representations and Warranties. The Company hereby represents and warrants to Buyer and each Stockholder that:
(a) The Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound, or any statute, rule or regulation to which the Company is subject or, in the event that the Company is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Company.
9.Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.8 of the Merger Agreement.
10.Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 10 shall be null and void ab initio.

11.Injunctive Relief; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in any federal or state court located in the State of Delaware (the “Chosen Courts”), this being in addition to any other remedy to which they are entitled at law or in equity.
12.Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (d) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.6 of the Merger Agreement.
13.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 13.
14.Individual Obligations. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.

15.Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Company, Buyer and the applicable Stockholder(s), and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
16.Interpretation. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
17.Capacity as Stockholder. The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Owned Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director of Company, including any actions Stockholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of Company.
18.Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such void or unenforceable provision.
19.Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements, or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year first above written.

OLD SECOND BANCORP, INC. By: Name: Title:
BANCORP FINANCIAL, INC. By: Name: Title:

STOCKHOLDER By: Name: Title: Address:

Exhibit A

Stockholder	Name(s) in Which Shares are Registered	Number of Owned Shares*

*	The Owned Shares are subject to certain transfer restrictions set forth in the Bancorp Financial, Inc. Stockholders Agreement, effective February 14, 2007

A-11

EXHIBIT B

FORM OF BANK AGREEMENT OF MERGER
AGREEMENT TO MERGE
among
EVERGREEN BANK GROUP
and
OLD SECOND NATIONAL BANK
under the charter of
OLD SECOND NATIONAL BANK

This AGREEMENT TO MERGE (this “Agreement”) is made as of [•], 2025 by and among EVERGREEN BANK GROUP (“Evergreen Bank”), an Illinois-chartered banking corporation, being headquartered at 1515 West 22nd Street, Suite 100W, City of Oak Brook, County of DuPage, in the State of Illinois, and OLD SECOND NATIONAL BANK (hereinafter referred to as “Old Second Bank”), a national banking association organized under the laws of the United States, being headquartered at 37 South River Street, City of Aurora, County of Kane, in the State of Illinois.

WHEREAS, Old Second Bancorp, Inc., the parent company of Old Second Bank (“Old Second”), and Bancorp Financial, Inc., the parent company of Evergreen Bank (“Bancorp Financial”), have entered into that certain Agreement and Plan of Merger, dated as of February [•], 2025 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Bancorp Financial shall merge with and into Old Second (the “Merger”);

WHEREAS, the Merger Agreement contemplates that following the consummation of the Merger and pursuant to this Agreement, Evergreen Bank will merge with and into Old Second Bank (the “Bank Merger”); and

WHEREAS, the boards of directors of each of Evergreen Bank and Old Second Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.

At the Effective Time (as defined below) Evergreen Bank shall be merged into Old Second Bank under the charter of the latter.  Old Second Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Evergreen Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be Old Second National Bank.

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Section 3.

The business of the Surviving Association shall be that of a national banking association.  This business shall be conducted by the Surviving Association at its main office to be located at 37 South River Street, Aurora, Kane County, Illinois and at its legally established branches.  The established offices of Evergreen Bank immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.

Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 216,000 shares of common stock, $10.00 par value per share, and at the Effective Time, the Surviving Association shall have 216,000 shares outstanding.

Section 5.

All assets of Evergreen Bank, and Old Second Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer.  The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Evergreen Bank and Old Second Bank existing as of the Effective Time.

Section 6.

Each share of capital stock of Old Second Bank, par value $10.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of Evergreen Bank, par value $1.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of Old Second Bank immediately prior to the Effective Time; provided that the Surviving Association shall take such action as necessary to increase the size of its board of directors and appoint Darin Campbell and Jill Voss to serve as directors of Surviving Association effective as of the Effective Time.  Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Old Second Bank, each as in effect

B-2

immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 9.

This Agreement shall terminate immediately and automatically without any further action on the part of Evergreen Bank or Old Second Bank, or any other person, upon the termination of the Merger Agreement.

Section 10.

The respective obligations of Evergreen Bank and Old Second Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Merger in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of Old Second as the sole shareholder of Old Second Bank, and by the written consent of Bancorp Financial as the sole shareholder of Evergreen Bank, in each case as required by applicable law.

Section 11.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 12.

It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

[Signatures on Following Page]

B-3

WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its [president and/or chief executive officer] attested to by its secretary, pursuant to a resolution of its board of directors.

EVERGREEN BANK GROUP By: Name: Title:
Attest: Name: Title: Secretary

B-4

OLD SECOND NATIONAL BANK By: Name: Title:
Attest: Name: Title: Secretary

B-5

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of [_______________, 2025] (“Effective Date”), by and between OLD SECOND BANCORP, INC. (the “Company”) and DARIN CAMPBELL (the “Executive”).

RECITALS

WHEREAS, the Company and its wholly-owned subsidiary, Old Second National Bank (the “Bank”) are presently engaged in the general business of providing community banking and trust business services.  The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services.  The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and

WHEREAS, the Executive is currently employed by Bancorp Financial, Inc., pursuant to that certain Amended and Restated Employment Agreement dated December 3, 2024 (the “Prior Employment Agreement”); and

WHEREAS, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Bancorp Financial, Inc. and Evergreen Bank Group will merge with and into the Company and Bank, respectively, pursuant to that certain Agreement and Plan of Merger dated [_______], 2025 (the “Merger Agreement”), and the Bank Merger Agreement (as defined in the Merger Agreement); and

WHEREAS, the Company has agreed to appoint Executive to its Boards (as defined below) and wishes to continue Executive’s employment and the Executive desires to serve on the Boards and continue employment with the Company under the terms and provisions set forth below; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide certain benefits to the Executive and certain protections for the Bank, subject to and in accordance with this Agreement; and

WHEREAS, the Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Company to enter into this Agreement and the corresponding Compensation and Benefits Assurance Agreement executed contemporaneously herewith (the “CBAA”) and commence a relationship with the Executive.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.Employment; Service as a Director.  The Company hereby agrees to employ the Executive from and after the Effective Time as an Executive Vice President and as “President of National Specialty

Lending,” “President, FreedomRoad Financial” and “President, Performance Finance” of the Bank and the Company, with such authority, duties and responsibilities as set forth on Exhibit A, reporting to, and subject to the direction of, the Chief Executive Officer of the Company (the “CEO”).  At the Effective Time, Executive shall be appointed to the boards of directors of both the Company and the Bank (the “Boards”). During the Term, the Company shall also cause the Executive to be nominated to stand for election to the Boards as described in Section 7.12 of the Merger Agreement, and if so elected the Executive shall serve for no additional consideration as a member of those Boards. While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Company and the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Company and the Bank from time to time shall direct, acting at all times in good faith and in the Company’s and the Bank’s best interests.

2.Term.  The Company agrees to employ the Executive and the Executive agrees to serve as an Executive of the Company for an indefinite period (such period from the Effective Time to the termination of the Executive’s employment is referred to as the “Term”) and at the will of either party. This Agreement and the Term shall end upon any termination of the Executive’s employment.  The Company or the Executive shall each have the right to terminate the employment relationship at any time, with or without cause or notice.  Termination of employment for any reason will not terminate or modify in any way the responsibilities to the Company hereunder of the Executive and his or her representatives or assigns.  Upon a termination of the Executive’s employment under this Agreement, unless otherwise agreed in writing by the Company or the Bank (as applicable), the Executive shall be deemed to have resigned all officer positions and other fiduciary roles that he may hold with respect to the Company or the Bank; provided, however, that if the Executive’s employment is terminated involuntarily by the Company without Cause or voluntary by the Executive for Good Reason, in each case prior to the 2029 annual meeting of stockholders of the Company, the Executive shall not be deemed to have resigned or to have been removed from the Boards and may complete his existing term (subject to continued compliance with applicable Board policies).

3.Compensation.

a.Base Salary.  The Company shall pay the Executive an annualized base salary at the rate of $550,000.  Base salary shall be payable in accordance with the payment policy and payroll process established by the Company from time to time.  Base salary shall be subject to annual review and shall be eligible for such merit increases as may be determined in the sole discretion of the Company.

b.Bonus.  Each fiscal year ending during the Term, the Executive will be eligible to receive an annual incentive bonus with a target bonus of fifty percent (50%) of his base salary, based on performance measures and payable in accordance with the Company’s management incentive plan for such fiscal year applicable to the Company’s similarly-situated executives of the Company, including, but not limited to stretch goals and payout opportunities, if any.

4.Benefits.  In addition to any benefits available to Executive pursuant to the terms of the Merger Agreement:

a.Employee Benefits.  The Executive shall receive the same or similar benefits and/or fringe benefits during the Term as the Company or the Bank may provide from time to time, in their sole discretion, to similarly-situated executives of the Company.  Such benefits may include, but are not limited to, paid time off (PTO) and participation in health and dental insurance, life insurance, long-term disability coverage, and 401(k) and profit sharing savings plans.  Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies.  Nothing in this Agreement guarantees the Executive the right to participate in any of the Company’s or the Bank’s currently sponsored benefit plans or prevents the Company or the Bank from exercising its right to terminate or amend those plans or offerings in the future.
b.Car Allowance.  The Company will provide the Executive during the Term with a car allowance equal to $1,000 per month to offset the cost of a vehicle and its insurance, maintenance and repairs.  Such car allowance will be paid in accordance with the payment policy and payroll process established by the Company from time to time and will be taxed and reported consistent with the Company’s normal policies and practices.
c.Club Dues.  The Company will pay or the Executive shall be reimbursed for up to $36,000 per year for the membership dues and assessments which are incurred and payable during the Term for a country club in the Chicago area.  To the extent that timing is ambiguous, such payments or reimbursements shall be made in all events not more than thirty (30) days after the Executive’s submission of the invoice or proof of payment (as applicable) for the expense, which shall be submitted to the Company within sixty (60) days after such invoice is received or expense is paid by the Executive (as applicable).  The Company will tax and report such dues consistent with the Company’s normal policies and practices.
d.Business Expenses. The Company will reimburse Executive, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder, consistent with the Company’s established policies in that regard, as may be in effect from time to time; provided, however, transportation, lodging or similar expenses for travel from Executive’s home or other remote work location to Executive’s primary work location shall be borne exclusively by Executive.
5.Equity Awards.  The Executive will be eligible to receive annual equity grants under the Company’s long-term incentive plan with a target value of thirty percent (30%) of his base salary, to the extent such awards are approved for similarly-situated executives of the Company.  The amount of such equity awards and the form and terms and conditions thereof shall be determined by the Company on the same basis as such determinations are made with respect to similarly-situated executives of the Company.

COVENANTS OF THE EXECUTIVE

6.Consideration for Restrictive Covenants.  In connection with this Agreement and the CBAA, the Executive is agreeing to certain restrictions on the Executive’s activities during the Term and following the end of the Term, as set forth in Sections 7 through 15 below.  In exchange for the restrictive covenants contained herein, the Executive accepts the valuable consideration described herein and in the CBAA, including the Company’s agreeing to employ Executive in an at-will employment relationship while granting the Executive access or continuing access to the Company’s and the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the best interests of the Company, the Bank, and each of their subsidiaries and affiliates.  As used in Section 7 through 15 below, references to the “Company” include the Company, the Bank, and each of their respective subsidiaries and affiliates.

7.Non-Disclosure of Confidential Information. The Executive hereby acknowledges that during the course of the Executive’s employment by and service with the Company, the Executive will learn or develop Confidential Information (as defined below) of the Company and the Bank in trust and confidence.  The Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in the discharge of the Executive's duties, will cause the Company irreparable harm. In order to protect these legitimate interests of the Company, the Executive agrees to the following terms hereof:

a.For purposes of this Agreement, the term “Confidential Information” means the Company's and the Bank's pricing systems, product profit margins, customer information (including bank statements, accounts, account analyses, contractual agreements, investment history, and preferences), marketing strategies or techniques, distribution systems and networks, manufacturer and dealer information and networks (in the case of consumer loans), supplier information (including identity and contract arrangements), product content, product mix, product research and development efforts, software, inventions, planned Bank or Company investment products, acquisition or divestitures, non-public financial information (including projections), project reports, personnel information (other than about the Executive), non-public information regarding the business and services of the Company and/or the Bank, and non-public information from or about the Company’s and/or the Bank’s customers or suppliers that the Company’s customers or suppliers expressly wish, or may reasonably expect, to be kept confidential. The term Confidential Information also includes any information to which the Executive had access by reason of the Executive's employment with the Company or its predecessors and which meets the definition of “trade secret” as set forth in the Illinois Trade Secrets Act, 765 ILCS 1065/1, et seq., and/or the Defend Trade Secrets Act, 18 U.S.C. §1839 (“Company Trade Secrets”). The Executive acknowledges and agrees to ask the Company for clarification about what constitutes Confidential Information if, at any time, the Executive is uncertain about whether any particular information is intended to be protected hereunder. The term Confidential Information shall not include any information which the Executive establishes by a preponderance of evidence (i) was publicly known or made generally available to the public prior to the time of disclosure to the Executive; or (ii) becomes publicly known or made generally available to the public after disclosure to the Executive through no wrongful action or inaction of the Executive.
b.At all times during the Executive's employment or service and for a period of five (5) years thereafter, the Executive will use Confidential Information exclusively on behalf of the Company or the Bank, or their subsidiaries or affiliates and, except in the normal and proper course of employment or service, will not, directly or indirectly through another person or entity or by assisting others, disclose such information in any manner or use such information for the Executive’s benefit or on behalf of any other person or entity. Notwithstanding the foregoing, the Executive will not, at any time, in any manner or for any purpose other than a purpose expressly permitted by law, directly or indirectly, divulge or disclose, use, transmit, copy, create, access or retain any Company Trade Secrets.
c.The Executive will not copy, duplicate or reproduce, or allow others to copy, duplicate or reproduce, any Confidential Information for any purpose other than for use by or on behalf of the Company. The Executive will comply with all policies, procedures and practices of the Company or the Bank pertaining to Confidential Information and will take all commercially reasonable steps to protect and maintain the secrecy thereof.
d.If the Executive is requested, becomes legally compelled or is otherwise required by law to make any disclosure that is prohibited by this Section, the Executive will promptly notify the Company no later than fourteen (14) days prior to such disclosure so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, the Executive may furnish only that portion of Confidential Information that the Executive is legally compelled or required by law to disclose.

e.Nothing in this Section precludes the Executive from disclosing truthful information regarding the Company, the Bank, or any of their subsidiaries or affiliates in confidence to a federal, state or local governmental, regulatory or administrative agency or to an attorney concerning a suspected violation of law. Nor may the Executive be held criminally or civilly liable under any federal or state trade secrets law for any disclosure of Confidential Information (i) made in confidence to a federal, state or local governmental, regulatory or administrative agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) set forth in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and provided the Executive does not otherwise disclose such information except pursuant to court order. Nothing in this Agreement prohibits the Executive from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.
8.Non-Competition.  The Executive shall not, at any time during the Executive's employment or service with the Company and for twelve (12) months thereafter (“Restricted Period”), regardless of the reasons for the Executive's termination, directly, or indirectly through another person or entity or by assisting others, become employed by, work for or otherwise provide services to or on behalf of (a) a Competitive Bank Business (as defined below) within 30 miles of any existing location of the Company, and/or (b) a Competing Powersports Business (as defined below) anywhere in the United States.  This restriction shall apply, in each instance, only to the extent such employment, work or services involves: (i) duties that are the same as or substantially similar to those business activities or services the Executive performed or supervised on behalf of the Company or its predecessors during the twenty-four (24) month period prior to the end of the Executive's employment and service; and/or (ii) executive, management or sales responsibility. “Competing Bank Business” means any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Company engages, including the sale or servicing of banking and financial products and services, business and consumer lending, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), real estate investment trusts and investment advisory services. “Competing Powersports Business” means any person, firm, corporation or other entity, in whatever form, that engaged or engages in the Powersports Business.  “Powersports Business” means the business of providing financing to customers who purchase or lease motorcycles, mopeds/scooters, motocross bikes or dirt bikes; go-karts, sandrails or dune buggies; 3-wheel vehicles; all-terrain vehicles (ATVs), side-by-side vehicles (SXS), utility task vehicles (UTVs), or golf carts; snowmobiles or snow-bikes; personal water craft (PWCs) or other Class A inboard motor vessels; e-bikes; or similar recreational or electric vehicles, along with related parts, garments and accessories, that are sold for consumer use by a vehicle manufacturer or its affiliated dealerships.  Nothing herein shall prohibit the Executive from (x) being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly-traded, so long as the Executive has no active participation in the business of such entity or (y) owning equity interests in any entity which acquires control of the Company through merger, combination, asset acquisition or similar transaction.

9.Non-Solicitation of Customers.  The Executive shall not, during the Restricted Period, regardless of the reasons for the Executive's termination, directly, or indirectly through another person or entity or by assisting others, solicit, call upon, or contact any Restricted Customer (as defined below) or Restricted Prospective Customer (as defined below) for the purpose of engaging in a Competitive Business Activity (as defined below), nor otherwise divert, interfere with, or attempt to divert or interfere with, the Company's business relationship with any Restricted Customer or Restricted Prospective Customer. “Restricted Customer” means each and every Customer with whom or with which the Company has conducted business within the twenty-four (24) month period preceding termination of the Executive’s employment and service and with whom the Executive, during such twenty-four (24) month period, had business-related contact or about which the Executive acquired Confidential Information by virtue of the Executive’s employment or service relationship with the Company or its predecessors. “Restricted Prospective Customer” means each and every prospective Customer targeted by the Company or its predecessor for business at any time during the final twelve (12) months of the Executive’s employment and service and with whom during such time the Executive actively solicited (or supervised the solicitation thereof) on behalf of the Company through a written proposal or formal presentation/meeting or about which the Executive acquired Confidential Information; provided that a prospective Customer with whom the Company has not conducted business within the six (6) month period following the end of the Executive’s employment and service shall not constitute a Restricted Prospective Customer. “Competitive Business Activity” means the sale or provision of any good or service sold by or provided by the Company during the Executive’s employment or service with the Company, including: (i) the sale or servicing of banking and financial products and services, business and consumer lending, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), real estate investment trusts and investment advisory services; and/or (ii) providing financing to or through Customers for the purchase or lease of vehicles or equipment, or related parts, garments or accessories, within the Powersports Business.  “Customer” means the individual or entity to whom the products or services are provided, as well as any manufacturer or dealer with whom the Company enters into an arrangement to provide financing or other products or services for its end customers.

10.Non-Solicitation of Employees, Vendors. Consultants and Suppliers. The Executive shall not, during the Restricted Period, regardless of the reasons for the Executive’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, induce or encourage any Restricted Person (as defined below) to terminate or reduce such Restricted Person’s employment or other association with the Company and/or Bank, or otherwise interfere with the faithful discharge by such Restricted Person of any employment, contractual and/or fiduciary obligations to serve the Company’s best interests and those of its Customers. “Restricted Person” means each and every person employed or otherwise engaged by the Company, including vendors, consultants or suppliers, within the twelve (12) month period preceding termination of the Executive’s employment and service and with whom the Executive, during such period, had supervisory responsibility or work-related contact, or about whom the Executive acquired Confidential Information relating to compensation, benefits, performance evaluations or services.

11.Verification of Customer Diversion.  The Company may request at any time within twenty-four (24) months following the Executive’s last day of employment and service with the Company that the Executive provide a written statement under oath, in a form acceptable to the Company, identifying all Customers that the Executive worked with or learned of through the Company or the Bank and for whom the Executive is again providing services or receiving compensation from, either directly or indirectly.  The Company agrees to use such list only in connection with enforcing the Executive’s agreements with the Company or the Bank.

12.No Disparagement. The Executive agrees that so long as the Executive is employed or in service with the Company, and at any time thereafter, Executive shall not disparage the Company or its business to any Customer or prospective Customer of the Company or publicly disparage the Company or intentionally bring or attempt to bring the Company into disrepute.

13.Notice to Future Employers.  For the period of twenty-four (24) months immediately following the end of the Executive’s employment and service with the Company, the Executive will inform each new employer or service recipient, prior to accepting employment or engagement, of the existence of this Agreement and provide that employer or service recipient with a copy of this Agreement.  The Executive further agrees that Company may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or service recipient.

14.Return of Property.  Upon termination of employment and service with the Company for any reason, or upon earlier written request by the Company, the Executive shall return to the Company all keys, telephone calling cards, cellular telephones, computers, printers, access cards and other Company property and equipment; and all originals and all copies of all business records and other documents, including Confidential Information (including information stored on computer hard drives, flash or thumb drives, or any other medium), relating to the Company in the Executive’s possession, custody or control, other than documents relating solely to the Executive’s own compensation or benefits. Executive agrees to refrain from accessing any Company records or other documents stored on any personal computer hard drive, tablet, smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment and service with the Company and shall inform the Company of all such media, and shall permanently delete and erase any Company records and other documents stored on such media.
15.Reasonableness of Restrictions and Remedies. The Executive agrees that the terms of Sections 6 through 14 of this Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Sections 6 through 14 of this Agreement may render irreparable harm to the Company. In the event of a breach or threatened breach by the Executive, the Executive acknowledges and agrees that the Company's remedies at law may be inadequate and that the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by the Executive without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. In the event a court or tribunal of competent jurisdiction determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court or tribunal of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. Any applicable restricted period shall be tolled during any period of violation of any of the covenants in Sections 6 through 14 of this Agreement and during any other period required for litigation during which the Company seeks to enforce such covenants against the Executive if it is ultimately determined that the Executive was in breach of such covenants.

SEVERANCE

16.Severance Benefits.  The Executive shall be entitled to receive the Severance Benefits described in this Section 16 if, during the Term, the Executive’s employment is involuntarily terminated by the Company without Cause or if Executive terminates his employment for Good Reason, and such termination qualifies as a “separation from service” from employment within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Qualifying Termination”).

As used in this Section 16, the terms “Change in Control” of the Company and “Cause” shall have the meanings set forth in the CBAA. The term “Good Reason” shall mean any of the following occurring without the prior written consent of the Executive: (i) a significant negative change in the nature or scope of Executive’s authority, duties and responsibilities; (ii) a reduction in Executive’s base salary; (iii) a change such that Executive shall no longer be reporting exclusively to the CEO; (iv) a change in the location of Executive’s principal place of employment with the Company by more than thirty (30) miles from the location where Executive is principally employed as of the Effective Date and which is not closer to Executive’s principal residence at the time of relocation, except for required travel for business to an extent consistent with the Executive’s then present business travel obligations; or (v) any material breach by the Company or Bank of this Agreement or any other agreement to which Executive is a party.  Executive’s voluntary termination shall not be treated as for “Good Reason” unless the Executive has provided the Company written notice within ninety (90) days of the first occurrence of the circumstance constituting

Good Reason, such circumstance is not cured by the Company or Bank within thirty (30) days after the date of such written notice, and Executive terminates employment within thirty (30) days after expiration of such 30-day cure period.

a.Severance Benefits.  In the event that the Executive becomes entitled to receive Severance Benefits, the Company shall pay, or cause to be paid, to the Executive and provide, or cause to be provided, to the Executive the following:
i.A lump-sum cash amount equal to the Executive’s unpaid base salary, accrued PTO, unreimbursed business expenses, and all other items earned by and owed to the Executive, through and including the date of the Qualifying Termination.  Such payments shall constitute full satisfaction for these amounts owed to the Executive. In addition, Executive shall be entitled to such benefits and amounts, if any, to which Executive may be entitled in accordance with the terms and conditions of any benefit, incentive or equity plan or program.
ii.A lump-sum cash amount equal to the sum of (A) one times the Executive’s annual rate of base salary in effect upon the date of the Qualifying Termination, and (B) a pro rata payment of the Executive’s target annual bonus amount for the year of the Qualifying Termination, based on the Executive’s full months of employment completed during such year.
iii.The Executive shall be entitled to retain his outstanding equity awards which had been granted to the Executive by the Company or any of its subsidiaries under any incentive compensation plan and which have vested as of or prior to the date of the Qualifying Termination, subject to any expiration and other terms and conditions that apply under the applicable award and plan.
iv.If the Executive properly elects retiree or COBRA continuation coverage (as applicable) under the Company’s group medical and/or dental plan, the Company will continue to contribute the normal employer contribution for active employees during the period from his Qualifying Termination until the earlier of (A) the end of the calendar month containing the first (1st) anniversary of his Qualifying Termination, (B) the date the Executive becomes covered under group health plan coverage of a subsequent employer, and (C) the date the Executive is no longer eligible for COBRA coverage.  The Executive shall have the duty to promptly inform the Company if clause (B) or (C) is triggered.  This benefit shall be provided only to the extent that (I) it does not result in any additional tax or other penalty being imposed on the Company or the Bank by reason of the provision of such benefit, and (II) the Executive is not entitled to the COBRA Portion of the Change in Control Payment under the Prior Employment Agreement. Payments shall be taxed and reported consistent with the Company’s normal policies and practices.

The Severance Benefits described in Paragraphs 16(a)(i) and 16(a)(ii) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than sixty (60) calendar days from such date.

b.Excise Tax Limitation.  In the event that any amounts payable to the Executive under this Agreement or otherwise would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Paragraph 16(b), be subject to the excise tax imposed by Code Section 4999, then such payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code Section 409A until no amount payable to the Executive will be subject to the excise tax under Code Section 4999.

c.Release.   Notwithstanding any other provision of this Agreement to the contrary, as a condition of payment of the Severance Benefits described in Paragraphs 16(a)(ii)-(iv) above, the Executive must execute, and not timely revoke during any revocation period provided therein, a general release of claims against the Company and the Bank and their subsidiaries and affiliates and successors in the form provided by the Company, except that the release shall not release any rights of the Executive to: (1) payments and benefits described in Paragraphs 16(a)(i)-(iv) above, (2) unpaid amounts described in Paragraph 31(b) below, (3) benefits under any employee benefit plan and (4) rights of the Executive to indemnification and directors’ and officers’ insurance coverage as described in Section 19 below.  The Company shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Qualifying Termination.  If the Executive fails to execute and return the release such that any revocation period does not expire on or prior to such sixtieth (60th) day, all such payments conditioned upon such release shall be forfeited.  Where the foregoing sixty (60) day period spans two (2) calendar years, any payments withheld pending execution of the release and expiration of its revocation period shall not be paid prior to January 1 of the second calendar year.
d.Interrelation with CBAA. If the Executive incurs a Qualifying Termination that entitles him to Severance Benefits under this Agreement, and then later becomes entitled to “Severance Benefits” under his CBAA due to a Change in Control (“CBAA Benefits”), the parties agree that such CBAA Benefits shall be reduced by the amount of Severance Benefits that the Executive received or is entitled to receive under this Agreement.  If a Change in Control occurs during the Term that entitles the Executive to CBAA Benefits upon his Qualifying Termination, the parties agree that the Executive shall be entitled solely to the CBAA Benefits, and no Severance Benefits shall be due under this Agreement.  For the avoidance of doubt, in all events, the Executive shall not be entitled to receive both the full amount of Severance Benefits and the CBAA Benefits.
e.Other Terminations.  In the event of any other termination of the Executive’s employment that does not qualify as a Qualifying Termination (e.g., by reason of death, disability, the Executive’s voluntary termination without Good Reason, or the involuntary termination of the Executive’s employment for Cause), the Executive shall be entitled solely to receive the benefits described in Paragraph 16(a)(i).

ENFORCEMENT

17.Governing Law and Submission to Jurisdiction/Venue.  This Agreement shall be governed in all respects by the laws of the State of Illinois.  Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose.  Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.  The Parties hereto acknowledge that DuPage County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for DuPage County, Illinois and therefore submit to the personal jurisdiction of such courts.

18.Rights and Remedies Upon Breach of Agreement.  If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Company shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Company or the Bank and that money damages would not alone provide an adequate remedy to the Company or the Bank.  The Company and the Bank shall each also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

If a legal action is filed by a party hereto against another party hereto by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and expert witness fees, and any other professional fees resulting therefrom.

19.Indemnification.  To the maximum extent provided to other directors or similarly-situated executives of the Company or the Bank (as applicable), the Company or the Bank (as applicable) shall indemnify and hold the Executive harmless (including advancement of expenses) for losses or damages incurred by the Executive as a result of any claims, causes of action, investigations, examinations, or other proceedings arising out of or pertaining to the fact that Executive is or was an officer or director the Company or the Bank, whether or not such claim, cause of action, investigation, examination, or other proceeding is asserted during the Term.  The Executive shall be covered under any directors’ and officers’ insurance that the Company and Bank maintains for its directors and similarly-situated executives of the Company or the Bank (as applicable).  The rights to indemnification (including advancement of expenses) and directors and officers insurance coverage under this Agreement shall not be exclusive and shall be in addition to any rights which Executive may have under the Company’s and Bank’s governing documents, any other agreement, or applicable law. Nothing in this Agreement shall limit or otherwise affect Executive’s rights to indemnification and directors’ and officers’ insurance coverage under the Merger Agreement.

20.Amendment.  This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the Company’s CEO.

21.Notices.  Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested.  Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):

If to Company (which includes the Bank for notice purposes):

Old Second Bancorp, Inc.
c/o Chris Lasse, Senior Vice President, Human Resources
3010 Highland Parkway, Suite 700
Downers Grove, Illinois 60515
Email: classe@oldsecond.com

If to the Executive:

Personal or Company email address

22.Survival of Provisions.  Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

23.Severability and Modification.  If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The Company and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

24.Assignability; Binding Nature.  This Agreement will be binding upon the Company and Bank and their respective successors and assigns, and upon the Executive and the Executive’s respective successors, heirs, and assigns.  This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law.  The rights and obligations of the Company and the Bank under this Agreement shall be assigned by the Company or the Bank, or to a corporation or any entity which becomes the successor to the Company or the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Company or the Bank.

25.No Waiver.  No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising, any right, power or remedy hereunder shall operate as a waiver thereof.

26.Miscellaneous.  Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Company or the Bank, where it provides the Company or the Bank with broader protection than that provided herein.

27.Counterparts.  This Agreement may be executed electronically and in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

28.Headings and Interpretation.  The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement.  The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter.  All provisions of this Agreement have been negotiated at arms-length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

29.At-Will Employment Status.  The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will.  This employee-at-will status may only be modified in writing by the Company.

30.Section 409A.  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Internal Revenue Code, as in effect from time to time, and including the Treasury regulations and other published guidance relating thereto (“Code Section 409A”) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. In furtherance of this intent, (a) if at the time of a termination of employment (i) Executive is a “specified employee” as defined in Code Section 409A and (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under Code Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination; and (b) each payment which is conditioned upon the Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Company referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.  Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.  To the extent that any Treasury regulations, guidance or changes to Code Section 409A would result in the Executive becoming subject to interest and additional tax under Code Section 409A, the Company and Executive agree in good faith to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for any interest or additional tax that may be imposed on Executive under Code Section 409A as a result of any failure to comply with Code Section 409A.
31.Entire Agreement.  After the Effective Time, the provisions of this Agreement and of the separate CBAA constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter, including the Prior Employment Agreement.  Notwithstanding the foregoing, the parties agree that:

a. the Restrictive Covenant Agreement entered into by and between Executive, Bancorp Financial, Inc. and Evergreen Bank Group, effective December 3, 2024, which was attached as Exhibit A to such Prior Employment Agreement, shall continue to apply and inure to the benefit of and be assumed by the Company and Bank as successors to such entities; and

b.this Agreement and the CBAA shall not affect or operate to reduce Executive’s rights to compensation, benefits or other amounts inuring to Executive pursuant to the Prior Employment Agreement through the Effective Time, including, but not limited to, the Change in Control Payment (as defined in the Prior Employment Agreement).

[Remainder of Page Intentionally Left Blank]

THIS AGREEMENT CONTAINS CERTAIN COVENANTS (SEE SECTIONS 6 THROUGH 15 ABOVE) THAT RESTRICT THE EXECUTIVE’S ACTIVITIES FOLLOWING ANY TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY AND THE BANK. THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE ENTERING INTO THESE COVENANTS AND SHALL BE ALLOWED AT LEAST FOURTEEN (14) CALENDAR DAYS TO REVIEW THE COVENANT (PROVIDED THAT THE EXECUTIVE MAY CHOOSE TO EXECUTE THIS AGREEMENT EARLIER).

THE EXECUTIVE AND THE COMPANY, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.

OLD SECOND BANCORP, INC.Darin campbell

By:        By:

Chris Lasse, SVP Human Resources

Date:        Date:

EXHIBIT A

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

COMPENSATION AND BENEFITS

ASSURANCE AGREEMENT

Darin Campbell

EXECUTIVE

COMPENSATION AND BENEFITS ASSURANCE AGREEMENT

This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of [___________, 2025](the “Effective Date”) by and between OLD SECOND BANCORP, INC. (hereinafter referred to as the “Company”) and DARIN CAMPBELL (hereinafter referred to as the “Executive”).

WHEREAS, the Executive will be employed by the Company in a key management capacity; and

WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control may occur, thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive, and the parties wish to provide reasonable security to the Executive against changes in the employment relationship in the event of a Change in Control; and

WHEREAS, this Agreement is being entered into contemporaneously with that separate Employment Agreement (the “Employment Agreement”) by and between the Executive, the Company, and Old Second National Bank (the “Bank”).

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, the Executive’s continuing employment, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Term of Agreement

This Agreement will commence on the Effective Date and shall continue in effect until the first anniversary of the Effective Date (the “Initial Term”).

The term of this Agreement automatically shall be extended for one additional year at the end of the Initial Term, and then again after each successive one-year period thereafter (each such one-year period following the Initial Term a “Successive Period”).  However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew delivered at least ninety (90) calendar days prior to the end of such Initial Term or Successive Period.  Except as otherwise provided, if such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.

In the event that a Change in Control (as defined in Paragraph 2.4 below) of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control (such 24-month period being hereinafter referred to as the “Extended Period”).  This Agreement shall thereafter automatically terminate following the Extended Period.  Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser in such Change in Control, as further provided in Section 4 herein.

Section 2.Severance Benefits

2.1Right to Severance Benefits.  The Executive shall be entitled to receive from the Company Severance Benefits as described in Paragraph 2.3, subject to reduction as described in Section 3 herein, if during the term of this Agreement there has been a Change in Control of the Company and if, within the Extended Period, the Executive’s employment shall end as a result of a Qualifying Termination (as defined in Paragraph 2.2 below).  The Severance Benefits described in Paragraphs 2.3(a) and 2.3(b) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than thirty (30) calendar days from such date.  Notwithstanding the foregoing, Severance Benefits which become due pursuant to the circumstances described in Paragraph 4.1 shall be paid immediately.

2.2Qualifying Termination.  The occurrence of any one or more of the following events (each, a “Qualifying Termination”) shall trigger the payment of Severance Benefits to the Executive:

(a)The involuntary termination of the Executive’s employment without Cause (as defined in Paragraph 2.6 below) either within the six (6) month period preceding a Change in Control or within the Extended Period; and

(b)The Executive’s voluntary termination of employment for Good Reason (as defined in Paragraph 2.5 below) within the Extended Period.

A Qualifying Termination shall not include a termination of the Executive’s employment by reason of death, disability, the Executive’s voluntary termination without Good Reason, or the involuntary termination of the Executive’s employment for Cause.  Notwithstanding the foregoing, either of the events described in Paragraphs 2.2(a) or 2.2(b) must constitute a “separation from service” from employment as determined under Treas. Reg. Section 1.409A-1(h) in order to be a Qualifying Termination.

As a condition to payment of any Severance Benefits hereunder, the Executive agrees to timely execute and deliver a release as described in Paragraph 16(c) of his Employment Agreement.

2.3Description of Severance Benefits.  In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 above, the Company shall, within the time limits stated in Paragraph 2.1, pay, or cause to be paid, to the Executive and provide, or cause to be provided, to the Executive the following:

(a)A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination.  Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)A lump-sum cash amount equal to 2.0 multiplied by the sum of (i) the greater of the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination, or the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control, and (ii) the Executive’s Bonus Amount.

(c)Immediate 100% vesting of all stock options and any other awards which had been granted to the Executive by the Company or any of its subsidiaries under any incentive compensation plan.

(d)At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for a period of time following the Qualifying Termination equal to the shorter of (i) twenty-four (24) months or (ii) the maximum period allowed pursuant to any one or more of the provisions of Treas. Reg. Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder (the “benefit continuation period”); provided, however, that such continuation of health insurance coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company by reason of the provision of such continuation coverage causing a violation of Section 2716 of the Public Health Service Act during a period of time Section 2716 is enforced by the Internal Revenue Service through Code Section 4980D.  The applicable COBRA health insurance benefit continuation period shall begin at the end of this benefit continuation period.  The providing of health insurance benefits by the Company shall be discontinued prior to the end of the benefit continuation period in the event that the Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents.  For purposes of enforcing this offset provision, the Executive shall have the duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment.  The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)The Executive shall be entitled to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for a period of up to one (1) year from the Executive’s date of Qualifying Termination.  However, such service shall be at the Company’s expense to a maximum amount not to exceed twenty thousand dollars ($20,000).

2.4Definition of “Change in Control.”  “Change in Control” of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a)Any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-three percent (33%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)Consummation of:  (i) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change-in-Control transaction.  The

Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company, or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

2.5Definition of “Good Reason.”  “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following within the Extended Period:

(a)A material reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control.

(b)The requirement that the Executive be based at a location in excess of twenty-five (25) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel for business to an extent consistent with the Executive’s then present business travel obligations.

(c)A material reduction of the Executive’s Base Salary and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit or perquisite will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally.

(d)The Company, or any successor company, commits a material breach of any provision of this Agreement or the Employment Agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement pursuant to Paragraph 4.1 herein within the Extended Period.

Notwithstanding the foregoing, none of the conditions described in paragraphs (a) through (d) of this Paragraph 2.5 shall constitute Good Reason unless the Executive first provides notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and the Company then fails to remedy the condition within thirty (30) days of receiving such notice.  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

2.6Definition of “Cause.”  “Cause” shall mean the occurrence of any one or more of the following:

(a)A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

2.7Other Defined Terms.  The following terms shall have the meanings set forth below:

(a)“Base Salary” means, at any time, the then-regular annual rate of pay which the Executive is receiving as salary, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether the amounts are deferred.

(b)“Bonus Amount” means the average of the annual cash bonuses paid to the Executive for the three (3) calendar years immediately preceding the year in which the Qualifying Termination occurs, including cash bonuses that are deferred pursuant to any deferral election by Executive under a tax-qualified or non-qualified retirement or deferral plan maintained by the Company, or any of its subsidiaries.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(e)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Section 3.Excise Tax Limitation

In the event that any amounts payable to the Executive under this Agreement or otherwise would (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Section 3, be subject to the excise tax imposed by Code Section 4999, then such payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the excise tax under Code Section 4999.

Section 4.Successors and Assignments

4.1Successors.  This Agreement shall be binding upon any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company, and the Company shall require a successor to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place.

Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically give the Executive Good Reason to collect, immediately, full benefits hereunder as a Qualifying Termination.

4.2Assignment by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If an Executive should die while any amount is still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.  The Executive’s rights hereunder shall not otherwise be assignable.

Section 5.Restrictive Covenants

As consideration for the Company’s promises made in this Agreement and his Employment Agreement, the Executive agrees that the terms of Sections 6 through 14 of his Employment Agreement are hereby incorporated herein and that he will comply in full with all restrictions set forth therein.

Section 6.Miscellaneous

6.1Administration.

(a)Administration.  This Agreement shall be administered by the Board of Directors of the Company, or by a Committee of the Board consisting of Board members designated by the Board (the “Compensation Committee”).  The Compensation Committee (with the approval of the Board, if the Board is not the Compensation Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement.  In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

(b)Claims Procedure.  If the Executive believes that he is being denied a benefit to which he is entitled under the Agreement, he may file a written request for such benefit with the Company, setting forth his claim.  Upon receipt of the claim, the Company shall advise the Executive that a reply will be forthcoming within 15 days and shall, in fact, deliver such reply with such period.  The Company may, however, extend the reply period for an additional fifteen (15) days for reasonable cause.  If the claim is denied in whole or in part, the Company shall adopt a written opinion, using language calculated to be understood by the Executive, setting forth:

(i)	The specific reason or reasons for such denied;
(ii)	The specific reference to pertinent provisions of this Agreement on which such denial is based;
(iii)	A description of any additional material or information necessary for the Executive to perfect his claim and an explanation why such material or such information is necessary;
(iv)	Appropriate information as to the steps to be taken if the Executive wishes to submit the claim for review; and
(v)	The time limits for requesting the review under (c) below.

(c)Request for Claim Decision Review.  Within thirty (30) days after receipt by the Executive of the written opinion described above, the Executive may request in writing that the President of the Company review the description of the Company.  Such request must be addressed to the President of the Company, at its then principal place of business.  The Executive of his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company.  If the Executive does not request a review of the Company’s determination by the President of the Company within such 30-day period, he shall be barred and estopped from challenging the Company’s determination.  Within thirty (30) days after the President’s receipt of a request for review, he will review the Company’s determination.  After considering all materials presented by the

Executive, the President will render a written opinion, written in a manner calculated to be understood by the Executive, setting forth specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.

6.2Notices.  Any notice required to be delivered to the Company, the Compensation Committee or the President of the Company by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

Old Second Bancorp, Inc.

37 South River Street

Aurora, IL 60506

Any notice required to be delivered to the Executive by the Company, the Compensation Committee or the President of the Company hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through he U.S. mail, postage prepaid, by the Executive at his last known address as reflected on the books and records of the Company.

Section 7.Contractual Rights and Legal Remedies

7.1Contractual Rights to Benefits.   This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder.  However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.2Legal Fees and Expenses.  The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement; provided that any such reimbursement to Executive must be made in compliance with any applicable provisions of Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(1)(iv).

7.3Arbitration.  The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect.  The Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.

Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  All expenses incurred in the actual arbitration proceeding, including the reasonable fees and expenses of the counsel for the Executive, shall be borne by the Company should Executive ultimately prevail.

7.4Unfunded Agreement.  This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974 as amended.

7.5Exclusivity of Benefits.  Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which the Executive may qualify.

Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the Executive’s date of Qualifying Termination, shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

7.6Includable Compensation.  Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company.

7.7Deferred Compensation.  If any amount or benefit provided hereunder would be considered “deferred compensation” as defined under Code Section 409A and the regulations and guidance issued thereunder (“Deferred Compensation”), the Company reserves the absolute right (including the right to delegate such right) to unilaterally amend this Agreement, without the consent of the Executive, to avoid the application of, or to maintain compliance with, Code Section 409A.  Any amendment by the Company to this Agreement pursuant to this Paragraph 7.7 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A.  Any discretionary authority retained by the Company pursuant to the terms of this Agreement shall not be applicable to any amount or benefit which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.  In addition, notwithstanding anything contained herein to the contrary, if at the time of a termination of employment Executive is a “specified employee” as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination, and then only as and to the extent required by such provisions, the date of payment of any payments otherwise provided hereunder shall be delayed for a period of up to six (6) months following the date of termination.

7.8Employment Status.  Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive providing for the employment of the Executive by either the Company or any of its subsidiaries for any fixed period of time.  The Executive’s employment is terminable at will by the Company, or one of its subsidiaries, or the Executive and each shall have the right to terminate the Executive’s employment at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits as required hereunder.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as provided in Paragraph 2.3(d) herein.

7.9Entire Agreement.  This Agreement and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior discussion, negotiations, and agreements concerning the subject matter hereof.  Notwithstanding the foregoing, the parties acknowledge and agree that (a) the terms of the Restrictive Covenant Agreement entered into between the Executive and Bancorp Financial, Inc. and Evergreen Bank Group, effective December 3, 2024, shall continue to apply and inure to the benefit of the Company and Bank as successors to such entities; and (b) this Agreement and the Employment Agreement shall not affect or operate to reduce Executive's rights to compensation, benefits or other amounts inuring to Executive pursuant to the Prior Employment Agreement (as defined in the Employment Agreement) through the Effective Time, including, but not limited to, the Change in Control Payment (as defined in the Prior Employment Agreement).

7.10Tax Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.

7.11Attorney/ Review Period.  The Executive acknowledges and agrees that the Company has advised him/her to consult with an attorney of his/her choosing prior to signing this Agreement.  The Executive further acknowledges that he/she has been given a period of at least fourteen (14) calendar days within which to consider this Agreement prior to signing below.

7.12Waiver of Rights.  Except as otherwise provided herein, the Executive’s acceptance of Severance Benefits and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the company pertaining to any matters arising under this Agreement.

7.13Severability.  In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

7.14Governing Law and Submission to Jurisdiction/Venue.  This Agreement shall be governed in all respects by the laws of the State of Illinois.  Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose.  Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.  The Parties hereto acknowledge that DuPage County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for DuPage County, Illinois and therefore submit to the personal jurisdiction of such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

OLD SECOND BANCORP, INC.Darin campbell

By:        By:

Chris Lasse, SVP Human Resources

Date:        Date: